Exhibit 2.1

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 7, 2022, is entered into by and among Synchronoss Technologies, Inc., a Delaware corporation (“SNCR”), Synchronoss Software Ireland Limited, an Irish private corporation (“SSIL” and, together with SNCR, “Seller”), and iQmetrix Global Ltd, a Saskatchewan corporation (“Purchaser”, which term includes any Affiliate of iQmetrix Global Ltd. to which it may assign, pursuant to Section II.V the right to purchase some or all of the Acquired Assets, including, if applicable. iQmetrix Software Development Corporation, an Affiliate of iQmetrix Global Ltd. to which iQmetrix is proposing to assign the right to acquire the Business Intellectual Property). All capitalized terms used, but not otherwise defined herein, have the meanings set forth or referenced in Section 9.01.
RECITALS
WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Assets, upon the terms and subject to the conditions of this Agreement;
WHEREAS, in consideration for the Acquired Assets, at the Closing, Purchaser shall pay to Seller the Purchase Price and assume the Assumed Liabilities at the Closing upon the terms and subject to the conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:
Article I
Purchase and Sale of Acquired Assets; Assumption of Liabilities
Section I.1Purchase and Sale.
(a)On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser, or Purchaser and one or more of its Affiliates, shall purchase from Seller, all of the right, title and interest of Seller in, to and under the Acquired Assets, free and clear of all Liens. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the “Acquisition”.
(b)The consideration to be paid by Purchaser to Seller to acquire the Acquired Assets (the “Consideration”) shall consist of (i) (A) $10,500,000 (the “Closing Date Payment”) to be delivered on the Closing Date by wire transfer to a bank account identified by the Seller, plus (B) $500,000 (the “Escrow Holdback”) to be delivered to the Escrow Agent, by wire transfer to a bank account identified by the Escrow Agent, to be dealt with in accordance with the provisions of the Escrow Agreement, plus (C) $1,000,000 (the “Deferred Payment”) twelve months from the Closing Date and (D) up to $2,000,000 for Earn-out payments (the “Earn-out”, and, together with the Closing Date Payment and the Escrow Holdback, the “Purchase Price”) payable to Seller pursuant to Section 2.04 , and (ii) the assumption of the Assumed Liabilities.
Section I.2Acquired Assets and Excluded Assets.
(a)The term “Acquired Assets” means all of Seller’s right, title, and interest in:
(i)the Business Intellectual Property, including the Intellectual Property set forth under the heading “Intellectual Property” on Schedule 1.02(a) ;
(ii)the Contracts listed under the heading “Assigned Contracts” on Schedule 1.02(a), and, if applicable, such other Contracts as the Seller and Purchaser may agree in writing (the “Assigned Contracts”);
(iii)the equipment (the “Purchased Equipment”) listed under the heading “Purchased Equipment” on Schedule 1.02(a);

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(iv)if applicable, the other assets listed under the heading “Other Assets” on Schedule 1.02(a); and
(v)all goodwill Related to the Business, including without limitation, the exclusive right of Purchaser (together with its Affiliates) to represent themselves as carrying on the Business in continuation of and in succession to Seller and Affiliates of Seller that have, together with Seller, been carrying on the Business (the “DXP Affiliates”), and any rights of the Seller in and title to, and right to use “Digital Experience Platform” or “DXP”;
but, for greater certainty, does not include the Excluded Assets.
(b)The term “Excluded Assets” means all assets that are not the Acquired Assets, including without limitation:
(i)all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any other Excluded Asset or any Excluded Liability;
(ii)all rights of Seller under this Agreement and the Related Agreements to which it is, or is specified to be, a party; and
(iii)the Excluded Intellectual Property;
(iv)all records prepared in connection with the sale of the Acquired Assets to Purchaser, and all other records of Seller, other than the Records.
Section I.3Liabilities.
(a)Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, Purchaser shall assume, and from and after the Closing, Purchaser shall pay, perform and discharge when due, only the liabilities, obligations and commitments arising under the Assigned Contracts to the extent related to the period from and after the Closing (the “Assumed Liabilities”).
(b)The Parties acknowledge and agree that the term “Assumed Liabilities” does not include any obligation or Liability with respect to services performed by Seller, or any of their Representatives under the Assumed Contracts (or, for greater certainty, payables or other obligations or liabilities under any of the Assumed Contracts that are vendor supply agreements) incurred or required to be performed at any time prior to the Closing or any obligation or liability in relation to any failure by Seller, any of their Representatives, or any other Person, to perform or comply with any obligations under the Assumed Contracts or Applicable Laws prior to the Closing.
(c)Notwithstanding Section 1.03(a) or any other provision of this Agreement, and regardless of any disclosure to Purchaser, Purchaser shall not assume or in any way be liable for the payment, performance or satisfaction of any Liabilities, obligations or commitments of Seller, or any of their Representatives, whatsoever, whether liquidated or unliquidated, known or unknown contingent or otherwise, whether Related to the Business, the Acquired Assets, employees of Seller or any of their Affiliates, or otherwise, other than the Assumed Liabilities (all such liabilities, obligations and commitments other than the Assumed Liabilities being referred to as the “Excluded Liabilities”), all of which shall be retained and paid, performed and discharged when due by Seller. No other written statement made prior to the date of this Agreement not contained in this Agreement and no oral statement not contained in this Agreement (whether before or after the date of this Agreement) and no action or failure to act includes or constitutes any assumption or agreement by Purchaser to be liable for any other Liabilities or obligations of Seller, or any of their Representatives, and any statement to the contrary by any person is unauthorized and hereby disclaimed. No statement in or provision in any written agreement not contained in this Agreement made after the date of this Agreement shall constitute any assumption or agreement by Purchaser to be liable for any other Liabilities or obligations of Seller unless such written agreement is duly executed by an officer or director of Purchaser.
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(d)Specifically, and without in any way limiting the generality of Section 1.03(c), Purchaser shall not assume any of the following liabilities, obligations and commitments of Seller, or any of their Representatives, and such Excluded Liabilities shall be retained and paid, performed and discharged when due by Seller:
(i)any liability, obligation or commitment of Seller or any of their Representatives (other than the Assumed Liabilities) arising out of the operation or conduct by Seller or any of its Affiliates of their businesses, including the Business, on or prior to the Closing Date;
(ii)any liability, obligation or commitment arising on or prior to the Closing Date out of any breach by Seller of, or nonperformance by Seller or any of its Affiliates or any of their Representatives, under, any Assigned Contract;
(iii)any liability, obligation or commitment arising out of any actual or alleged violation by Seller or any of its Affiliates or any of their Representatives, of any Applicable Law prior to the Closing Date;
(iv)without limiting the generality of Section 1.03(d)(i), (ii) or (iii), any account payable of Seller or any of its Affiliates arising prior to Closing;
(v)without limiting the generality of Section 1.03(d)(i), (ii) or (iii), any requirement or obligation to honour warranties for services provided by Seller or any of their Representatives, in conducting the Business, or otherwise, prior to the Closing; for greater certainty, it is expressly acknowledged and agreed that Purchaser is not assuming and shall in no way be liable for any liabilities or obligations relating to personal injury, death, property or economic damages arising from any services provided by Seller or their Representatives;
(vi)any liability, obligation or commitment of Seller or any of its Affiliates that, directly, relates to, or that arises from or out of, any Excluded Asset; and
(vii)any liability, obligation or commitment for Taxes, whether or not accrued, assessed or currently due and payable, (A) of Seller or any of its Affiliates, (B) (for greater certainty) directly or indirectly, related to or that arose from or out of, or in connection with, or incidental to, any business other than the Business, before or after Closing, or (C) Related to the Business or the operation or ownership of the Business or the Acquired Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date.
Section I.4Consents of Third Parties.
(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller or, upon transfer, of Purchaser under such asset. If any transfer or assignment by Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any Assigned Contract may not be assigned to Purchaser by reason of the absence of any such consent, Purchaser shall not be required to assume any Assumed Liabilities arising under such Assigned Contract.
(b)If any such consent is not obtained prior to the Closing, but the Closing nonetheless occurs, Seller and Purchaser shall cooperate (at their own expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser and agreeable to Seller under which Purchaser shall obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller against the other party to such third party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Seller of such rights.
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Section I.5Allocation of Purchase Price. The Purchase Price will be allocated among the Acquired Assets as agreed to by Seller and Purchaser, acting reasonably, in writing prior to the Closing. Seller and Purchaser must each complete all tax returns, designations and elections in a manner consistent with the allocation of the Purchase Price in accordance with such allocation, and follow such allocation for all tax purposes on and subsequent to the Closing Date and not take any position inconsistent with such allocation. If any taxation authority or other Governmental Entity disputes such allocation, the party receiving notice of such dispute will promptly notify the other party and the parties will use their respective commercially reasonable efforts to sustain the allocation, or agree upon a revised allocation. The parties will share information and cooperate to the extent reasonably necessary to permit the transactions contemplated by this Agreement to be properly, timely and consistently reported.
Section I.6Withholding. Each of Purchaser and its applicable Affiliates shall be entitled to deduct and withhold from amounts otherwise payable to any Person pursuant to this Agreement and/or other documents or agreements entered into pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable provision of Law. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Entity by Purchaser and its Affiliates, such amounts shall be treated for all purposes of this Agreement and/or other documents or agreements entered into pursuant to this Agreement as having been paid to the Person to which such amounts would otherwise have been paid.
Section I.7Non-Competition. Purchaser and Seller agree that no amount of the Purchase Price will be allocated to the granting of any restrictive covenants (as such term is defined in the Income Tax Act (Canada)) by Seller or any other Person, including those contained in the Non-Competition Agreement, if any. Notwithstanding that Purchaser and Seller have not allocated any amount of the Purchase Price to any such covenants, Purchaser agrees to make, to the extent applicable and if requested by Seller, a joint election with Seller to have the provisions of section 56.4 of the Income Tax Act (Canada) apply in respect of any such covenants of Seller, provided that Seller will be solely responsible for paying any interest, penalties and other costs that may be assessed against Purchaser or any of its Affiliates as a result of not filing such election within the prescribed time or in the prescribed manner.
Section I.8Post -Closing. After the Closing:
(a)if any asset that the parties agree should be an Acquired Asset but which was not transferred, assigned or conveyed to Purchaser is identified as being owned by Seller or any Affiliate of Seller, Seller and Purchaser shall cooperate and take or cause to be taken such actions as are necessary to cause the transfer, assignment, conveyance or delivery to Purchaser of all right, title and interest in and to such asset;
(b)if any asset that the parties agree should be an Excluded Asset is identified as being owned by Purchaser, Purchaser and Seller shall cooperate and take or cause to be taken such actions as are necessary to cause the transfer, assignment, conveyance or delivery to Seller of all right, title and interest in and to such asset;
(c)if any liability that the parties agree should be an Assumed Liability but which was an Excluded Liability not assumed by Purchaser, Seller and Purchaser shall cooperate and take or cause to be taken such actions as are necessary to cause the assumption by Purchaser of such liability;
(d)if any liability that the parties agree should be an Excluded Liability but which was an Assumed Liability assumed by Purchaser, Seller and Purchaser shall cooperate and take or cause to be taken such actions as are necessary to cause the assumption by Seller of such liability;
in each case, effective as of the Closing.
Article II
Closing
Section II.1Closing.
(a)The closing of the Acquisition (the “Closing”) shall take place remotely, as soon as practicable (and, in any event, no later than two (2) business days) after all the conditions set forth in Article
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VI have been satisfied (or, to the extent permitted, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”, and the time at which Closing takes place shall be [9:00 a.m.] Vancouver, British Columbia time, on the Closing Date, or such other time on the Closing Date as the parties agree, and is referred to in this Agreement as the “Closing Time”.
(b)All payments or documents delivered by any person at the time of Closing will be deemed not to have been delivered until each of Seller and Purchaser, acting reasonably, have declared that they are satisfied with the form and substance of all of the payments and documents to be delivered to them at Closing and all conditions to the delivery or release of any payments or documents to be delivered at the time of Closing by Persons other than Seller or Purchaser, and that have not been waived by Seller or Purchaser, have been satisfied. All matters of payment, execution and delivery of documents which are required to be paid, executed or delivered at the time of Closing will be deemed to be concurrent requirements, and the Closing shall not occur until all such payments have been made, all such documents have been executed or delivered.
Section II.2Transactions To Be Effected at the Closing. At the Closing:
(a)Seller shall execute, as applicable, and cause the DXP Affiliates, as applicable, to execute, and deliver to Purchaser the following:
a Software License Agreement (the “ Software License Agreement”), in a form to be agreed on by the Seller and Purchaser, acting reasonably;
(i)a bill of sale, in a form to be agreed on by the Seller and Purchaser, acting reasonably;
(ii)an assignment and assumption agreement in respect of the Assigned Contracts, in a form to be agreed on by the Seller and Purchaser, acting reasonably (the “Assignment and Assumption Agreement”);
(iii)an assignment of the Business Intellectual Property, including an assignment of the patents and an assignment of the patent application included as part of the Business Intellectual Property forming part of the Business Intellectual Property, to the extent such a form of assignment of such patents and the patent application may be required under the laws of any country in which the patents are granted and the patent application may have been made, all in forms to be agreed on by the Seller and Purchaser, acting reasonably;
(iv)a Non-Competition and Non-Solicitation Agreement, in a form to be agreed on Seller and Purchaser, acting reasonably, executed by Seller (the “Non-Competition Agreement”) pursuant to which Seller will agree that it will not (and will not permit any Affiliates of Seller to), for a period of five years after the Closing Date, compete with the Business anywhere in the world or solicit any customers, employees or consultants of Purchaser or any Affiliates of Purchaser, subject to an agreed exclusion permitting Seller to solicit customers of Purchaser for those products, solutions and services of Seller that are not in competition with the Business. ;
(v)a Transition Services Agreement, in a form to be agreed on by the Seller and Purchaser, acting reasonably ( the “Transition Services Agreement”), executed by Seller; and
(vi)an Acknowledgment and Release in a form to be agreed on by the Seller and Purchaser, acting reasonably, signed by each DXP Affiliate, and, if reasonably required by Purchaser, any other Affiliate of Seller which may be using, or ever has used any of the Business Intellectual Property, acknowledging and confirming that such persons do not have any right, title or interest in and to the Business Intellectual Property, except pursuant to licenses that may be granted by Purchaser and releasing any claims such persons may have in respect of the Business Intellectual Property;
(vii)the Escrow Agreement;
(viii)a certificate signed by an officer of Seller with respect to the representations, warranties and covenants of Seller pursuant to Section 6.02(a) and Section 6.02(b); and
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(ix)such other appropriately executed deeds (in recordable form), bills of sale, assignments, other instruments of transfer, assurances, certificates, consents, agreements, elections, documents or instruments relating to the Acquired Assets, as may be contemplated by this Agreement or as reasonably required by Purchaser to complete the transactions contemplated in this Agreement or to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement,;
(b)Purchaser, or an Affiliate of Purchaser, as applicable, shall execute, as applicable, and deliver to Seller:
(i)the Software License Agreement;
(ii)the Assignment and Assumption Agreement;
(iii)the Transition Services Agreement;
(iv)the DXP Affiliate Transfer Agreements, if applicable;
(v)the Escrow Agreement;
(vi)a certificate signed by an officer of Purchaser with respect to the representations, warranties and covenants of Purchaser pursuant to Section 6.03(a)and Section 6.03(b); and
(vii)such other appropriately executed deeds, assurances, certificates, consents, agreements, elections, documents or instruments relating to the Acquired Assets, or as may be contemplated by this Agreement or as reasonably required by Seller to complete the transactions contemplated in this Agreement or to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement all in form and substance reasonably satisfactory to Seller and its counsel.
(c)At the Closing Seller will deliver, or cause to be delivered, to Purchaser, all of the Records which are solely Related to the Business. Seller may, at its own cost, retain a copy of such Records, or any part thereof.
(d)Seller will, for at least a period of six years after the Closing Date, have access to, and the right to copy, at its expense, the Records Related to the Business prior to the Closing, to the extent such access or copies are required by Seller for bona fide business purposes:
(i)to perform its obligations under this Agreement;
(ii)with respect to any claim by Purchaser against Seller, or any claim by Seller against Purchaser, whether arising under this Agreement or otherwise; or
(iii)required under Applicable Laws.
(e)At Closing, Seller will deliver, or cause to be delivered, to Purchaser, a copy of the portions of Records that are not solely related to the Business, that relate to the Business.
(f)The party in possession (which for such purpose shall include files, books and records which may be held by any other Person on behalf of a party) of any such files, books or records existing at the Closing Date Related to the Business prior to the Closing shall use its reasonable efforts to not destroy such files, books or records for a period of six (6) years after the Closing Date without giving the other party at least 30 days’ prior written notice and permitting such party to examine and copy such files, books and records prior to their destruction. Notwithstanding the foregoing, no party will be responsible or liable to another party for or as a result of any accidental loss or destruction of or damage to any such books or records. Access to such files, books and records shall be during normal business hours and upon not less than two days’ prior written request, shall be subject to such reasonable limitations as the party or other Person having custody or control thereof may impose to preserve the confidentiality of information contained therein and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim such privilege.
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(g)To the extent Seller retains any Records, or copies of Records, or there are any other files, books and records which are in the possession of Seller or any of its Affiliates or agents Related to the Business (including (i) a copy of all sales and purchase records, list of customers and vendors, cost and pricing information, business reports, plans and projections, correspondence with Governmental Entities or regulatory agencies Related to the Business and, in each case, all supporting files and documents, whether in written or other form, of any kind, whether held by Seller or any Affiliate thereof or others on their behalf, including computer systems and software documentation, disks, tapes and other computer storage media; and (ii) litigation files, they shall make all such files, books and records as may reasonably be requested by Purchaser available for inspection by Purchaser for the greater of (A) a period of six (6) years after the Closing Date, and (B) the period of such retention.
(h)Notwithstanding the foregoing, in the case of any such files, books and records which are not held by Purchaser or Seller, but instead by others on their behalf, it shall be sufficient if Purchaser or Seller make, and continue to make, arrangements to authorize and permit Seller, or Purchaser, as applicable, or their respective agents or other representatives, to have access to such files, books and records as provided in this Section 2.02 as Seller or Purchaser, as applicable, reasonably requires.
Section II.3Payment of Closing Payment and Deferred Payment.
(a)On the Closing Date, Purchaser shall pay the Closing Payment to Seller, to be delivered by wire transfer to a bank account identified by Seller, and pay the Escrow Holdback Amount to the Escrow Agent by wire transfer to a bank account identified by the Escrow Agent.
(b)On the first anniversary of the Closing Date, Purchaser shall pay the Deferred Payment to Seller, to be delivered by wire transfer to a bank account identified by Seller.
Section II.4Earn-Out.
(a)The payment by Purchase to Sellers of the $2 million balance of the Purchase Price comprising the Earn-out will be subject to Purchaser achieving the earn-out payment thresholds set forth in Schedule 2.04, and will be payable at the times set out in this Section 2.04.
(b)Within 30 days after the completion of Purchaser’s financial statements in respect of the first twelve months of the Business following the Closing, Purchaser will provide to Seller a statement (“First Earn-out Statement”) setting out the extent that Purchaser achieved the earn-out payment thresholds set forth in Schedule 2.04 during such period, and the corresponding Earn-out payment that is due to Seller based thereon.
(c)Within 30 days after the completion of Purchaser’s financial statements in respect of the second twelve months of the Business following the Closing, Purchaser will provide to Seller a statement (“Second Earn-out Statement”) setting out the extent that Purchaser achieved the earn-out payment thresholds set forth in Schedule 2.04 during such period, and the corresponding Earn-out payment that is due to Seller based thereon.
(d)During the period from the date of delivery of each of the Earn-out Statements referred to in Section 2.04(b) or (c), until the date no later than 30 days after delivery of the applicable Earn-out Statement, Purchaser shall give Seller such assistance and access to the books and records of the Business as Seller may reasonably request in order to enable them to reasonably assess the Earn-out Statement and the calculations and determinations set out therein.
(e)If Seller does not give a notice of objection within 30 days from delivery of any Earn-out Statement, Seller shall be deemed to have accepted such Earn-out Statement, which shall be final and binding on the Parties.
(f)If Seller objects to any matter in an Earn-out Statement prepared pursuant to Section 2.04(b) or (c), Seller shall give notice to Purchaser no later than 30 days after delivery of the applicable Earn-out Statement. Any notice given by Seller shall set forth in detail the particulars of such objection. The Parties shall then use reasonable efforts to resolve such objection for a period of 30 days following the giving of such notice. If the matter is not resolved by the end of such 30 day period, then the dispute with respect to such objection shall be submitted by the Parties to a chartered accountant associated with an accounting firm of
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recognized national standing in the United States who is independent of the Parties (the “Earn-out Accountant”). If the Parties are unable to agree on the Earn-out Accountant within a further 10 day period, either Party may apply under the rules of the American Arbitration Association to have a court appoint the Earn-out Accountant. The Earn-out Accountant shall, as promptly as practicable (but in any event within 45 days following its appointment), make a determination of the Earn-out amount payable in respect of such Earn-out Statement, based on Schedule 2.04, based solely on written submissions of the Parties given by them to the Earn-out Accountant. The submissions of each Party shall be disclosed to the other Party and each other Party shall be afforded a reasonable opportunity to respond thereto. The decision of the Independent Accountant as to the Earn-out Statement shall be final and binding upon the Parties and shall constitute the applicable Earn-out in respect of such Earn-out Statement for purposes of this Agreement. Purchaser and Seller shall each pay one-half of the fees and expenses of the Earn-out Accountant with respect to the resolution of the dispute.
(g)Within 30 days of settling any Earn-out Statement, Purchaser shall pay to Seller the Earn-out amount, if any, which will constitute part of the Purchase Price.
Section II.5Purchaser Right to Assign. Purchaser may assign the right to purchase some or all of the Acquired Assets to one or more Affiliates (including existing Affiliates, and Affiliates, including foreign Affiliates, that may be formed after the date of this Agreement) of Purchaser designated by Purchaser from time to time, and to have one or more Affiliates of Purchaser assume some of the Assumed Liabilities. For greater certainty, Purchaser may assign the right to acquire some of the Acquired Assets to one or more Affiliates of Purchaser designated by Purchaser without assigning to such Affiliate the right to acquire all of such assets, and may have one or more Affiliates designated by Purchaser assume some of the Assumed Liabilities without such Affiliate assuming all of the Assumed Liabilities. No such assignment, or assumption by any Affiliate of any Assumed Liabilities will affect the obligations of Purchaser to pay the Consideration or otherwise comply with its obligations herein.
Article III
Representations and Warranties of Seller
Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:
Section III.1Organization, Standing and Power. Each Seller, and each DXP Affiliate, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business as presently conducted. Each Seller, and each DXP Affiliate, is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the Acquired Assets held by it make such qualification necessary for it to conduct the Business as currently conducted by it.
Section III.2Authority, Execution and Delivery and Enforceability. Each Seller has all requisite power and authority to execute this Agreement and each other document, agreement or instrument contemplated by this Agreement (each a “Related Agreement”) to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. Each DXP Affiliate, as applicable, has all requisite power and authority to execute each Related Agreement to which it is, or is specified to be, a party and to consummate the transactions contemplated thereby. The execution and delivery by each Seller of this Agreement and each Related Agreement to which it is, or is specified to be, a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by each Seller. As applicable, as at the Closing, the execution and delivery by each DXP Affiliate of each Related Agreement to which it is, or is specified to be, a party and the consummation by such DXP Affiliate of the transactions contemplated thereby will have been duly authorized by each such DXP Affiliate, as required. Each Seller has duly executed and delivered this Agreement and each Seller, and, as applicable, each DXP Affiliate, will, as at the Closing Date, have duly executed and delivered the Related Agreements to which it is, or is specified to be, a party, and, assuming the due execution and delivery by Purchaser, this Agreement and such Related Agreements constitute, or, in the case of the Related Agreements, will, at Closing, constitute, the legal, valid and binding obligation of each Seller and, as applicable, each DXP Affiliate, enforceable against them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.
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Section III.3No Conflicts; Consents.
(a)The execution and delivery by each Seller of this Agreement and, at Closing, the execution and delivery by each Seller, and, as applicable, each DXP Affiliate, of each Related Agreement to which it is, or is specified to be, a party do not and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and compliance by Seller and, as applicable, each DXP Affiliate, of the terms of the Related Agreements, will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Seller or any DXP Affiliate, or the Acquired Assets, pursuant to, any provision of (i) the certificate of incorporation, bylaws or other organizational documents of Seller or any DXP Affiliate, (ii) any Contract to which Seller or any of its Affiliates is a party or by which any of their respective properties or assets is bound, including any Assigned Contract (or Contract forming part of the Business Intellectual Property) or (iii) any judgment, order or decree (each, a “Judgment”) or Applicable Law. Except for the Required Consents, no Consent of, or registration, declaration or filing with, any Governmental Entity, or Consent of any other Person, is required to be obtained or made by Seller or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby.
(b)Except for the Required Consents, no authorization, approval, order, license, permit or Consent of any Governmental Entity, any, state, provincial, municipal, regional, or other authority, regulatory body or agency, including any governmental department, commission, bureau, board or administrative agency or court, and no registration, declaration or filing by Seller or any DXP Affiliate or any Affiliate thereof with any such Governmental Entity, regulatory body or agency or court is required:

(i)in connection with the execution or delivery by Seller of this Agreement or the completion by Seller of the transactions contemplated by this Agreement and the Related Agreements;
(ii)in connection with the execution and delivery by Seller or any Affiliate thereof of any Related Agreement to which they may be a party or any other document or instrument to be delivered by Seller or any Affiliate thereof under this Agreement;
(iii)in order for Seller to duly perform and observe the terms, conditions and provisions of this Agreement or any Related Agreement to which it may be a party or, as applicable, any DXP Affiliate to duly perform and observe the terms, conditions and provisions of any Related Agreement to which they may be a party;
(iv)to render this Agreement, or any Related Agreement, legal, valid, binding and enforceable;
(v)to avoid the loss of benefit, or breach, default, violation or termination, or any other change or modification of ,(A) any Permit issued to or held by Seller or any DXP Affiliate, or (B) any Assigned Contract, or any other Contract Related to the Business; or
(c)The Required Consents are the only Consents that must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby, to avoid the invalidity of the transfer of any Acquired Asset, a breach, violation or default in any way relating to any of the Acquired Assets or the services to be provided to Purchaser under the Transition Services Agreement, or any adverse effect on the ability of Purchaser to obtain and enjoy the benefits of any Acquired Asset, or the services to be provided to Purchaser under the Transition Services Agreement, after the Closing, or an adverse effect, from Purchaser’s perspective, on the Assumed Liabilities.
(d)No Person, other than Purchaser, has any agreement, option or commitment or any right or privilege (whether by law, pre-emptive or contractual), capable of becoming an agreement, option or
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commitment for the acquisition of any or all of the Acquired Assets, and no Person has any right of first refusal or any pre-emptive right in connection with the sale and purchase of any of the Acquired Assets.
Section III.4Financial Statements. Attached as Section 3.04 of Seller Disclosure Schedule are the unaudited Income Statement and Balance Sheet of Seller as of December 31, 2021, (collectively, the “Financial Statements”). The Financial Statements are true and correct in all material respects, are in accordance with the books and records of Seller, and fairly and accurately present in all material respects the financial position of Seller as it relates to the Business and the Acquired Assets and the Assumed liabilities and the results of the operations of the Business for the period then ended.
Section III.5No Changes. Unless otherwise disclosed in the Schedules to this Agreement, since December 31, 2021, the Business has been carried on in the Ordinary Course and in compliance with all Applicable Laws and Seller and each of the DXP Affiliates has at all times continued to be duly licensed, registered or qualified, and continues to duly possess all Permits to carry on business in all applicable jurisdictions, and such Permits are valid and subsisting and in good standing and with regards to the Business there has not been, occurred or arisen any:
(a)Material Adverse Change in the Business, or the Acquired Assets, or the Assumed Liabilities, which is not appropriately and clearly reflected in the Financial Statements or the representations of Seller explicitly disclosed herein, including, without limitation: (i) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Acquired Assets, the Assumed Liabilities or the Business; (ii) any waiver by Seller of a valuable right or of a material debt owed to it with respect to the Acquired Assets or Assumed Liabilities; (iii) any satisfaction or discharge of any material Lien, material claim or material encumbrance or payment of any material obligation by Seller with respect to the Acquired Assets or Assumed Liabilities; (iv) any change or amendment to an Assumed Contract or arrangement by which Seller or any of the Acquired Assets is bound or subject; (v) any sale, transfer or lease of, or mortgage or pledge or imposition of Lien on, any of the Acquired Assets;
(b)material breach, or breach of any material term, of any Applicable Laws;
(c)claims or anticipated claims, against Seller or any DXP Affiliate;
(d)labour trouble or claim of wrongful discharge, wrongful dismissal, unfair dismissal or other unlawful labour practice or action;
(e)change in accounting methods or practices (including any change in depreciation or amortization, policies or rates);
(f)revaluation for accounting purposes of any of the Acquired Assets;
(g)any Tax election to settle or compromise any tax liability material to Seller;
(h)increase in the salary or other compensation payable or to become payable to any SNCR Employee, or the declaration, payment or commitment or obligation of any kind for the payment of a bonus, incentive, or other additional salary or compensation to any SNCR Employee without the express consent of Purchaser, except for any increases in salary (but not any bonus, incentive or other compensation, or declaration, commitment or obligation) made in the Ordinary Course as a result of Seller’s annual compensation and performance reviews;
(i)acquisition, sale, lease, licence, transfer or assignment, in one or more transactions, of any assets, tangible or intangible, Related to the Business, except in the Ordinary Course;
(j)material breach, default, modification, acceleration, amendment, termination or threatened termination of any Contract, Permit or licence Related to the Business, except such amendments or terminations as may have been made in the Ordinary Course and on a reasonable commercial basis;
(k)waiver or release of any right or claim Related to the Business, including any write-off or other compromise of any Receivable;
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(l)commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation involving Seller or any DXP Affiliate or their respective affairs;
(m)notice of any claim of ownership by any Person other than Seller of any of the Business Intellectual Property or of infringement by Seller or any Affiliate thereof of any third party’s intellectual property rights; or
(n)to Seller’s Knowledge, any occurrence, change, or circumstance of any character that has or could be reasonably expected to have a Material Adverse Effect, individually or in the aggregate, on the Business.
Section III.6Indebtedness and Liens.
(a)Seller does not have any outstanding Indebtedness that is secured by any Lien on any of the Acquired Assets, or which Relates to the Business or otherwise affects the Acquired Assets or the Assumed Liabilities.
(b)Upon completion of the transactions contemplated by this Agreement, all of the Acquired Assets will be transferred and delivered to Purchaser (or, if applicable, one or more Affiliates of Purchaser) free and clear of any and all Liens.
Section III.7Acquired Assets. Seller has good and valid title to all the Acquired Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, “Liens”). The Acquired Assets are all owned by Seller, and no Person, other than Seller, holds title to, or beneficially owns, any of the Acquired Assets, and other than the Excluded Intellectual Property, no Person other than Seller beneficially owns or leases any property or assets used in, or necessary for the conduct of, the Business as currently being conducted.
Section III.8Real Property. There is no real estate or interests in real estate (collectively, “Real Property”) owned by Seller or any of its Affiliates which is used in the conduct of the Business. Section 3.08 of the Seller Disclosure Schedule lists all Real Property leased by Seller or any of its Affiliates which is used solely or primarily in the conduct of the Business and identifies, if applicable, the lessee and lessor thereof and the date of the lease relating thereto (each, a “Real Property Lease”). Seller or, if applicable, the applicable Affiliate of Seller, has good, marketable and insurable leasehold title to the Real Property leased by it under each Real Property Lease, free and clear of all Liens.
Section III.9Intellectual Property.
(a)Section 3.09(a) of the Seller Disclosure Schedule sets forth a true and complete list of all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, trademark applications, service marks, copyright registrations and other Intellectual Property, and all rights to any of the foregoing, owned, used, filed by or licensed to Seller and used, held for use or intended to be used in the operation or conduct of the Business, other than that which is unregistered that, individually and in the aggregate, are not material to the conduct of the Business as presently conducted.
(b)Section 3.09(b) of the Seller Disclosure Schedule sets out a complete list of all Business Intellectual Property that is material in the conduct of the Business, and, under the heading “Retained Excluded Intellectual Property”, all Excluded Intellectual Property. Except as disclosed in Section 3.09(b) of the Seller Disclosure Schedule, all right, title, and interest in and to the Business Intellectual Property is owned by Seller and no other Affiliate or associate of Seller, or any other Person, owns or has any right, title or interest in or to any of the Business Intellectual Property, except for the right of Affiliates of Seller, as specified in Section 3.09(b) of the Seller Disclosure Schedule, to use certain of the Business Intellectual Property in carrying on the Business pursuant to license agreements between Seller and such Affiliates , which license agreements will be terminated with regard to the Business at or prior to the Closing. From and after the Closing, none of Seller nor any DXP Affiliate, nor any of their Affiliates, will own or have any interest in or to any of the Business Intellectual Property other than as provided under the Software License Agreement. Except as disclosed in Section 3.09(b) of the Seller Disclosure Schedule, no other trade marks, trade names (including logos), domain names, service marks, business or brand names, copyrights, industrial designs, registered
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designs patents (including divisions, reissues, renewals and extensions), licences of any of the rights described in this clause, know-how, Trade Secrets, inventions, confidential information or other Intellectual Property and all applications therefor, in each case, whether or not registered, both domestic and foreign, are used, owned or necessary in the conduct of the Business.
(c)Seller has taken all reasonable precautions to protect (A) the Business Intellectual Property, and (B) all Trade Secrets and confidential information related to the Business Intellectual Property (including the enforcement by Seller of a policy requiring each SNCR Employee or contractor engaged by Seller or any of its Affiliates to execute proprietary information and confidentiality agreements substantially in the standard form of Seller provided to Purchaser and all SNCR Employees and contractors engaged by Seller or any of its Affiliates have executed such an agreement.
(d)From and after the Closing, Seller and its Affiliates, will not own or have any interest in or to any Trade Secrets related to the Business Intellectual Property except, to the extent applicable, as described in Section III.9 of the Seller Disclosure Schedule or as provided in the Software License Agreement. Any Trade Secrets Related to the Business are not part of the public knowledge or literature, and, to the Knowledge of Seller, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller and DXP Affiliates) or to the detriment of Seller. No Trade Secret Related to the Business is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.
(e)All registrations with and applications to Governmental Entities in respect of the Business Intellectual Property are valid, enforceable and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions by Seller or any other Person, to maintain their validity or effectiveness except in the usual course of such registrations and applications.
(f)Seller is, not, nor has it received any notice that it is, or is likely to be, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use any Business Intellectual Property.
(g)Neither Seller nor any of its Affiliates has transferred, or purported to transfer, ownership of or granted any license of or right to use or authorize the retention of any rights to use any Business Intellectual Property, or any Intellectual Property that was Business Intellectual Property, to any other Person. Except as disclosed in Section 3.09(g) of the seller Disclosure Schedule, neither Seller nor any Affiliate thereof has granted any person any right to manufacture or distribute or provide or use any products, software or services of Seller or any of its Affiliates Related to the Business or solicit or effect the sale, provision or use of any such products, software or services or established (either alone or together with any other Person, including customers or clients or end users of such products, software or services who buy such products or services) any distribution network for sale or provision or use of any such products or services or appointed any other Person, including any customer or client or end users of any such products, software or services that buy any products or services, as a manufacturer, distributor, provider, seller or reseller of, or other appointee in respect of, any such products or services. In particular, none of Seller or any Affiliate thereof has granted any Person the exclusive right to market, distribute, sell, provide or resell any products, software or services Related to the Business in any geographic area.
(h)Section 3.09(h) of the Seller Disclosure Schedule sets out all Contracts, licences and agreements to which any of Seller or any of their Affiliates is a party with respect to any Business Intellectual Property, and, except for intercompany agreements listed in Section 3.09(h) of the Seller Disclosure Schedule, which will be terminated with respect to the Business Intellectual Property on the Closing Date, Seller has provided a copy of all such Contracts. licenses and agreements to Purchaser prior to the date of this Agreement.
(i)Neither Seller nor any of their Affiliates is a party to or bound by any Contract, licence or agreement wherein or whereby Seller or any Affiliate thereof may have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Seller or any Affiliate thereof or such other Person of the Intellectual Property of any Person other than Seller in any way relating to or concerning any of the Business Intellectual Property.
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(j)The operation of the Business as currently conducted, including the design, development, marketing, sale and provision of the products, software, and services of Seller and its Affiliates has not and does not infringe or misappropriate the Intellectual Property of any person, or violate the rights of any person (including rights to privacy or publicity). Neither Seller nor any of its Affiliates has received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Seller or any Affiliate thereof Related to the Business infringes or misappropriates the intellectual property of any other Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is Seller aware of any basis therefor.
(k)There are no contracts, licences or agreements between Seller or any Affiliate thereof and any other Person with respect to the Business Intellectual Property under which there is any dispute known to Seller regarding the scope of such agreement or the performance of such agreement.
(l)To the Knowledge of Seller, no Person is infringing or misappropriating any Business Intellectual Property.
(m)No Business Intellectual Property or product, technology or service of Seller or any Affiliate thereof Related to the Business is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of any of the Business Intellectual Property. Without limiting the foregoing, there is no current litigation, opposition or Inter Partes Review involving any patent or patent application in the Business Intellectual Property.
(n)Other than patent maintenance fees, no royalty or other fee in respect of the Business Intellectual Property is required to be paid by Seller or any of its Affiliates to any other Person.
(o) All present and former consultants, subcontractors and other Persons who have participated in the development of the Business Intellectual Property are either individuals that are or were at the relevant time or times employed by Seller or an Affiliate thereof or are subject to written agreements under which all rights to the Business Intellectual Property created by them has been assigned to Seller. All Persons listed as an inventor on any patent or patent application contained in the Business Intellectual Property has signed a written agreement assigning all patent rights therein to the Seller.
(p)All material Business Intellectual Property has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. All former and current members of management and key personnel of Seller or any of its Affiliates, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception or development of material Business Intellectual Property (collectively, “Personnel”), have executed and delivered to Seller or one of its Affiliates a proprietary information agreement restricting such person's right to disclose proprietary information of Seller and its Affiliates. All former and current Personnel either (i) have been party to a “work for hire” arrangement or agreement with Seller, in accordance with all Applicable Laws, that has accorded Seller full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of all tangible and intangible property thereby arising. None of the current officers and employees of Seller has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Seller in the furtherance of or Related to the Business, which patents or applications have not been assigned to Seller, with such assignment duly recorded in the United States Patent and Trademark Office, or any other similar registry or office in any other applicable jurisdiction.
(q)Section 3.09(q) of the Seller Disclosure Schedule lists, under the heading “Acquired Seller Software”, all Software developed by or for Seller that is used in the Business (“Seller Software”), all Seller Software included as part of the Business Intellectual Property being acquired by Purchaser, and, under the heading “Excluded Seller Software”, all Seller Software that is not included as part of the Business Intellectual Property being acquired by Purchaser. All such Software (i) conforms in all material respects with all specifications, representations, warranties and other descriptions established by Seller or conveyed thereby to their customers or other transferees, (ii) is operative for its intended purpose free of any material defects or deficiencies and does not contain any Self-Help Code, Unauthorized Code or similar programs and (iii) has been maintained by Seller on its own behalf or on behalf of its customers and other transferees to their reasonable satisfaction and in accordance with Seller’s contractual obligations to customers and industry
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standards. None of the Seller Software contains, is distributed with or is derived from any Open Source Code which (i) requires, or conditions the use or distribution of any such Software on, the disclosure, licensing or distribution of any source code for any portion of such Software or (ii) imposes any other limitation, restriction or condition on the right or ability of Seller or the DXP Affiliates to use, distribute or enforce any Business Intellectual Property in any manner. For purposes of this Agreement, (i)“Open Source Code” means (A) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models and (B) any Software that requires as a condition of use, modification and/or distribution of such software that such Software or other Software incorporated into, derived from or distributed with such Software (I) be disclosed or distributed in source code form, (II) be licensed for the purpose of making derivative works or (III) be redistributable at no or minimal charge. Seller owns or has the right to use all Software and systems used by Seller and the DXP Affiliates in the operation of the Business as presently conducted without any conflict with the rights of other Persons; (ii) “Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; and (iii) “Unauthorized Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.
(r)No Person other than Seller and its Affiliates, and as applicable the authorized escrow company (“NCC”) for certain identified source code as contractually required under the customer contracts, possess a copy, in any form (print, electronic or otherwise), of any source code for any Seller Software, and all such source code is in the sole possession of Seller and the DXP Affiliates, and NCC as applicable, and has been maintained strictly confidential. Seller does not have any obligation to afford any Person access to any such source code. Seller and the DXP Affiliates are in possession of all other material relating to the Software used in the Business, including installation and user documentation, engineering specifications, flow charts and know-how, reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, the business.
(s)The source code for all Software in the Business Intellectual Property has been documented in a manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to enable a programmer of reasonable skill and competence to enhance, modify and support such Software, once that programmer has completed industry standard on-boarding and familiarization of the code and its architecture using other artifacts, documents and confluence pages that are typically used by programmers and their teams to on-board themselves with a code-base.
(t)All material software in which Seller has any interest, including open source software, and the corresponding licenses and source codes, included as part of the Business Intellectual Property, are listed in Schedule 1.02(a). For clarity, the open source software set forth in 1.02(a) is transferred subject to the use, rights and licenses as used by Seller prior to the Closing Date.
Section III.10Contracts
(a)Except as disclosed in Section 3.10 of the Seller Disclosure Schedule, the Assigned Contracts constitute all material customer Contracts that are used, held for use or intended to be used in the operation or conduct of the Business. Any material third party software, including open source software, and the corresponding licenses and source codes ( “Relevant Software”), which Seller or any of their Affiliates use, hold for use or intend to be used in the operation or conduct of the Business is listed in Section 3.10 of the Seller Disclosure Schedule, which list identifies, as applicable, the vendor of the software, whether such software is used, held for use or intended to be used (i) solely, (ii) primarily, or (iii) less than primarily, in the operation or conduct of the Business, and, if the latter, whether such use is necessary for the continued conduct of the Business in substantially the same manner in which the Business has been carried on prior to the date of this Agreement. Complete and correct copies of all Assigned Contracts, together with all modifications and amendments thereto, have been made available to Purchaser.
(b)Section 3.10(b) of the Seller Disclosure Schedule sets out, if applicable, a copy of the form of any written warranty given to customers of products or services sold or supplied or provided by Seller
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or any DXP Affiliate Related to the Business, and all written warranties given by Seller or any DXP Affiliate to customers of products or services sold or supplied or provided by Seller or any DXP Affiliate Related to the Business have been substantially similar to such warranty. Except as disclosed in Section 3.10(b) of the Seller Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened warranty or indemnity claims against Seller or any DXP Affiliate in excess of $10,000 in any individual case, or in excess of $25,000 in the aggregate, and adequate reserves for all such claims known to Seller are reflected in the Financial Statements.
(c)Each Assigned Contract is valid, binding and enforceable by Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Applicable Laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Seller is not (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder and, to the Knowledge of Seller, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or material default in any respect thereunder.
(d)As of the date hereof, none of Seller, nor any Affiliate of Seller has received any notice of the intention of any party to terminate any Assigned Contract, or not renew any Assigned Contract in accordance with its terms, or past practice in relation to the applicable Contract. None of the customers under any of the Assigned Contracts which are customer Contracts has indicated within the past year that it will stop, or decrease the rate of, purchasing products or services from Seller. Seller has not received notice that any such customer will substantially reduce its purchase of products or services, and no such customer has notified Seller of its intention to change its relationship or the terms on which it conducts business Related to the Business, whether as a result of the transactions contemplated by this Agreement or otherwise.
(e)As of the date hereof, none of Seller, nor any Affiliate of Seller has received notice of the intention of any telephone network service provider with whom any customer of the Business has contracts or arrangements permitting the customer, or, in turn, Seller, or, after the Closing, Purchaser, to access and use the facilities of such telephone network service provider to terminate any such contract or arrangement, or terminate, or decrease such permitted access, or materially change such access or the terms on which it is provided, whether as a result of the transactions contemplated by this Agreement or otherwise.
(f)None of the vendors or suppliers under any of the Assigned Contracts which are vendor or supply Contracts has indicated within the past year that it will stop, or decrease the rate of, products or services that it supplies to Seller or otherwise Related to the Business. Seller has not received notice that any such supplier or vendor will substantially reduce its supply of products or services, and no such supplier or vendor has notified Seller of its intention to change its relationship or the terms on which it conducts business Related to the Business, whether as a result of the transactions contemplated by this Agreement or otherwise.
(g)There is no agreement (non-compete or otherwise), to which Seller or any DXP Affiliate is party or which is otherwise binding upon Seller or DXP Affiliate which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Seller or DXP Affiliate Related to the Business, any acquisition or disposition of assets (tangible or intangible) by Seller or DXP Partner, or the conduct of the Business.
Section III.11.Personal Property. Section 3.11 of the Seller Disclosure Schedule sets forth a list of each material item of tangible personal property and interests therein, including all machinery, equipment, furniture and vehicles, of Seller or any of its Affiliates that are used, held for use or intended to be used in the operation or conduct of the Business (collectively, the “Personal Property”). Such list identifies whether each such item of Personal Property is owned, or leased, whether it, or the interest therein held by Seller, is part of the Acquired Assets, and whether it is owned, or leased, by Seller or some other Person, and identifies, as applicable, whether each item is used, held for use, or intended to be used, (i) solely, (ii) primarily, or (iii) less than primarily, in the operation or conduct of the Business, and, if the latter, whether such use is necessary for the continued conduct of the Business as conducted prior to the date of this Agreement. Each such item is in good working order (ordinary wear and tear excepted), is free from any material defect and has been well maintained in all material respects, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All such Personal Property which is leased is in all material respects in the condition required of such property by the terms of the lease applicable thereto.
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Section III.12Receivables. All the accounts receivable Related to the Business are current assets of Seller and (i) represent actual indebtedness incurred by the applicable account debtors and (ii) have arisen from bona fide transactions in the Ordinary Course of the Business. The Receivables as at the date of January 31, 2022 are listed in Section 3.12 of the Seller Disclosure Schedule. Section 3.12 of the Seller Disclosure Schedule sets out whether the Receivables arose (i) solely, (ii) primarily, or (iii) less than primarily, from the Business, and the approximate extent they so arose from the Business. There have not been any write offs as uncollectible of any Receivables listed on Schedule 3.12, or Receivables becoming owing after the date of this Agreement.
Section III.13Permits. Seller and the DXP Affiliates each have all of the certificates, licenses, permits, authorizations and approvals (“Permits”), whether governmental, regulatory or otherwise, which are necessary to operate the Business as currently conducted. Section 3.13 of the Seller Disclosure Schedule sets forth a complete and accurate list of all the Permits. All such Permits are valid, subsisting, in good standing and in full force and effect, are validly held by Seller, and Seller has complied in all material respects with the terms and conditions thereof and is not in default or in breach thereunder. To Seller’s Knowledge, during the past twelve months, neither Seller nor any Affiliate thereof has received notice of any investigation, suit, action, claim or proceeding by or before any Governmental Entity relating to any such Permits. Complete and correct copies of all the Permits, together with all modifications and amendments thereto, have been made available to Purchaser. Neither Seller nor any DXP Affiliate is subject to or bound by any order of any court or Governmental Entity which restricts or limits the right of Seller or any DXP Affiliate to carry on the Business or to solicit business from any Person in any geographical area. Except as disclosed in Section 6.02(d) of the Seller Disclosure Schedule, no Consent is required under any Permit from any other party in respect of the transactions contemplated under this Agreement.
Section III.14Sufficiency of Acquired Assets. Except as disclosed in Section 3.14 of the Seller Disclosure Schedule, the Acquired Assets are the only assets that are used, held for use, or intended to be used in the operation or conduct of the Business. The Acquired Assets, together with the assets and services to be provided under the Transition Services Agreement, will be sufficient to permit Purchaser to operate the Business post Closing, as currently conducted, assuming that Purchaser employs the Transferred Employees.
Section III.15Legal Proceedings.
(a)There is no pending, or to the Knowledge of Seller, threatened, investigation, suit, action, claim or proceeding by or before any Governmental Entity (an “Action”) against Seller Related to the Business or arising out of the conduct of the Business or against or affecting any Acquired Asset or Assumed Liability, and and to the Knowledge of Seller there is no existing ground on which any such Action might be commenced.
(b)Neither Seller nor any DXP Affiliate is a party or subject to or in default under any Judgment Related to the Business or applicable to the conduct of the Business or any Acquired Asset or any Assumed Liability. There is no order, judgment or decree of any court, tribunal or agency enjoining or requiring Seller or any DXP Affiliate to take any action of any kind with respect to the Business, or any of the Acquired Assets or the Assumed Liabilities.
(c)There is not any Action or claim by Seller or any DXP Affiliate pending, or that Seller intends to initiate, against any other Person Related to the Business or arising out of the conduct of the Business or relating to any of the Acquired Assets or Assumed Liabilities.
(d)There are no outstanding orders, notices or similar requirements Related to the Business issued by any Governmental Entity, and there are no matters under discussion with any such authority relating to orders, notices or similar requirements. No written report, notice, order or other correspondence Related to the Business has been issued by any Governmental Entity within the preceding three (3) years.
(e)There are no injunctions (permanent or temporary, whether by order, judgment or decree of any court or governmental agency, authority or body) against Seller or any officer, director or employee of any of them enjoining any such entity or any officer, director or employee of any such entity from engaging in or continuing any conduct or practice in connection with or in Relation to the Business, or the Acquired Assets or Assumed Liabilities.
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(f)Seller and the DXP Affiliates have conducted the Business in compliance in all material respects with all Laws providing for the protection and privacy of personal information and the collection, use and disclosure of such personal information, applicable to its role. As applicable, where it has acted as a Data Controller, such personal information has been collected, used and disclosed with the consent or other lawful basis, of each individual to whom such personal information relates in accordance with all such Applicable Laws and has been used only for the purposes for which it was initially collected.
(g)Neither Seller nor any Affiliate thereof has received written notice of any work orders, non-compliance orders, environmental notices, deficiency notices or similar notices or orders Related to the Business from any Governmental Entity, police or fire department, sanitation, health or other federal, provincial, municipal or administrative authority that are outstanding, nor to the Knowledge of Seller has there been any written correspondence with any such Governmental Entity, department or authority concerning potential work orders or other such notices or orders.
(h)No products or services related to the Business provided or delivered by Seller or any DXP Affiliate have been or are defective or in any way failed to comply with the terms of sale, delivery or provision thereof, so as to give a cause of action against Seller or any DXP Affiliate, whether pursuant to any statutory provisions for the supply of goods or services, breach of contract, negligence, or otherwise, with respect to which the statute of limitations has not yet expired.
Section III.16Labor and Employment Matters.
(a)Section 3.16(a) of the Seller Disclosure Schedule lists all the SNCR Employees, together with job title (including whether full time or part time), date of hire or engagement (with Seller, or any Affiliate, or any predecessor employer of a business acquired by Seller or any Affiliate of Seller), years of service, name of employer, current base salary or pay, commission, bonus, or other incentive based compensation, unused vacation entitlement, and any accrual of any of the foregoing to the date of this Agreement, and information summarizing the basis of calculation of such accrual, classification status as an exempt or non-exempt employee (from minimum wage or overtime pay under applicable wage and hour laws, or similar laws or requirements), and visa status (including type of visa and expiration date), if applicable, who work exclusively or primarily in the Business. The information provided by Seller to Purchaser prior to the date of this Agreement regarding attrition of former SNCR is true and correct in all material respects. The SNCR Employees are all of the employees of Seller or any of its Affiliates that are employed by Seller or any of its Affiliates on a full or part time basis who are principally or primarily engaged in the Business. Neither Seller nor any DXP Affiliate has any independent contractor or consultant that works exclusively or primarily for the Business, and has not at any time had any such contractor or consultant that was not properly classified as an independent contractor or consultant as opposed to an employee
(b)TUPE Employees: It is the intention of Purchaser that, with effect from Closing, the employment of the TUPE Employees, shall transfer from the Seller Affiliate which employs each of them to such Affiliate or Affiliates of Purchaser as Purchaser may nominate and agree that as a consequence of the relevant transfer the contracts of employment (other than in respect of any occupational pension schedule to the extent that such rights are excluded from transfer by the TUPE Regulations) of the TUPE Employees shall have effect from Closing as if originally made between each TUPE Employee and Purchaser. As soon as reasonably practicable after the Effective Date, Seller will initiate a process of informing and consulting appropriate representatives of the TUPE Employees, or the Employees themselves, in full compliance with regulation 13 of TUPE (or, as the case may be, the equivalent legislation implementing the Acquired Rights Directive). Seller shall require Purchaser, or such Affiliate of Purchaser as Purchaser may identify, to co-lead such information and consultation process with the Seller. Seller shall coordinate that consultation which shall encompass, at a minimum, any measures which the relevant Seller Affiliates or the Affiliates of Purchaser which will employ the Employees envisage taking in connection with the transfer, including but not limited to the fact of the proposed transfer of the TUPE Employees to the relevant Purchaser Affiliate.
(c)Correct and complete copies of all of the contracts, agreements and commitments with or in respect of any SNCR Employee, and all related documents or, where oral, correct and complete written summaries of the terms thereof have been provided to Purchaser.
(d)With respect to the SNCR Employees:
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(i)Neither Seller nor any DXP Affiliate has any Liability with respect to any misclassification of any SNCR Employee currently or formerly classified as exempt from minimum wage or overtime pay under any applicable wage and hour laws, or similar laws or requirements. Seller and the DXP Affiliates have , and since January 1, 2021, have been, in compliance in all material respects with all Contracts and any other obligations due to or in connection any current SNCR Employee.
(ii)Except as set forth on Section 3.16(b)(ii) of the Disclosure Schedule, no SNCR Employee has provided notice to Seller or any DXP Affiliate that he or she plans to terminate employment with Seller or any DXP Affiliate in the near future (except in order to commence employment with Purchaser, or an Affiliate of Purchaser, in connection with the transactions contemplated by this Agreement).
(iii)All SNCR Employees are authorized to work in the jurisdiction in which they reside and are employed. Each of Seller and each DXP Affiliate has properly completed all reporting and verification requirements pursuant to Applicable Law relating to immigration control for all of its employees, including, in the United States, the Immigration Services Form I-9 requirements and any applicable mandatory E-Verify obligations. None of Seller nor any DXP Affiliate has received any notice from any Governmental Entity that Seller or such DXP Affiliate is in violation of any Law pertaining to immigration control or that any current, former employee, agent or contractor of Seller is or was not legally authorized to be employed in the jurisdiction in which they are or were employed or is or was using an invalid social security number or other invalid or improper identification or credentials; and
(iv)To Seller’s Knowledge, no current or former SNCR Employee, or former independent contractor or consultant is, or has been, in violation of any term of any Contract with respect to employment, services, invention assignment, patent disclosure, or non-competition, non-solicitation or any other restrictive covenant to Seller, or any DXP Affiliate or any former employer or other Person relating to the right (or the scope of the right) of any such SNCR Employee or contractor or consultant to be employed or engaged by Seller, any DXP Affiliate, or another employer or other Person, or to perform the responsibilities required by such employee’s terms of employment or to the use of trade secrets or proprietary information of others. Neither Seller nor any DXP Affiliate has received any written notice alleging that any such violation has occurred.
(v)There are no complaints, Actions or charges outstanding, or to the Knowledge of Seller, anticipated, by any Government Entity in respect of any current or former SNCR Employee under or in respect of any employment legislation including workers' safety or compensation legislation.
(e)Each of Seller and each DXP Affiliate is in material compliance with all applicable employment legislation and worker safety and compensation legislation in respect of SNCR Employees.
(f)Except as disclosed in Section 3.16(e) of the Seller Disclosure Schedule, none of Seller nor any DXP Affiliate is party to or bound by any severance agreement, program or policy in respect of SNCR Employees.
(g)Seller confirms that it is, and will after Closing be, responsible for payment of all premiums for employment or unemployment insurance, accrued wages, salaries, and commissions, 2021 bonuses, including those related to Benefit Plans of Seller or its Affiliates, that are accrued to and including the Closing Date.
(h)Seller has provided Purchaser with all material information regarding any agreement or Benefit Plan established for the benefit of SNCR Employees, including, without limitation, any profit sharing plan, stock liabilities or obligations plan or arrangement, including any provisions for benefit increases, payments or acceleration of, or an increase in, securing or funding obligations, vesting of benefits, or payments that are contingent upon, or will be triggered by, the entering into of this Agreement, any related Agreement, or the completion of the transactions contemplated herein or therein.
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(i)Except as disclosed in Section 3.16(g) of the Seller Disclosure Schedule, or otherwise disclosed by Seller to Purchaser in writing, none of Seller nor any DXP Affiliate is a party to or bound by:
(i)any written or oral employment, service, pension, employee benefit agreement or collective bargaining agreement or other agreement with or respecting its employees or bound by or obligated to make any contributions under any pension plan or arrangement or any retirement income plan, deferred profit sharing plan or similar plan or arrangement, or any plan, program or other arrangement providing for medical services or coverage, dental care and life insurance
(ii)any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations in respect of any SNCR Employee; or
(iii)any employment or consulting agreement, contract or commitment with any SNCR Employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization Related to the Business.
(j)Section 3.16(h) of the Seller Disclosure Schedule sets forth a list of Employee Benefit Plans maintained, or contributed to, by Seller or any DXP Affiliate for SNCR Employees. With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was properly and legally established and (ii) such Employee Benefit Plan is, and at all times since inception has been maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable provisions of all Applicable Laws.
(k)There are no pending or, to the Knowledge of Seller, threatened Actions against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to liability, nor are there any facts that could give rise to any liability
(l)Since December 31, 2021 none of Seller nor any DXP Affiliate has hired any new SNCR Employees, or, except in the Ordinary Course, changed or agreed to change the terms of employment of any of its existing SNCR Employees, or paid or agreed to pay any bonus or other payment to any SNCR Employee.
(m) There are no existing or, to the Knowledge of Seller, threatened labour strikes or labour disputes, grievances, controversies or other labour troubles affecting Seller or any DXP Affiliate . Neither Seller nor any Affiliate thereof has experienced any work stoppages or strikes (legal or otherwise) at any time.
(n)Each of Seller and each DXP Affiliate has complied with all laws, rules, regulations and orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment standards, human rights, pay equity and workers’ compensation.
(o)All employer obligations of Seller and its Affiliates in respect of SNCR Employees, including vacation pay, salaries and wages, have been paid in full or accrued in the Records. All accruals for unpaid vacation pay, premiums for employment or unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and Benefit Plan payments have been reflected in the Financial Statements other than those accruing in respect of the period after December 31, 2021 which are accurately reflected in the books and records of Seller.
(p)There are no outstanding charges or complaints against Seller or any DXP Affiliate relating to unfair labour practices or discrimination or under any legislation relating to SNCR Employees. Neither Seller nor any DXP Affiliate has received written or, to the Knowledge of Seller, oral notice of any: (i) unfair labor practice, charge or complaint pending or threatened against Seller or any DXP Affiliate before any immigration or labor relations board or any other Governmental Entity; (ii) charge or complaint with respect to or relating to Seller or any DXP Affiliate pending before any board or other Governmental Entity responsible for the prevention or enforcement of unlawful employment practices; (iii) intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child
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labor, immigration, temporary foreign workers, or occupational safety and health laws to conduct an investigation with respect to or relating to Seller or any DXP Affiliate or notice that such investigation is in progress; or (iv) complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any SNCR Employee or former SNCR Employee , any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any Applicable Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(q)Each of Seller and each DXP Affiliate has paid in full all amounts owing under legislation relating to workers’ safety or compensation and workers’ compensation claims.
(r)None of Seller nor any DXP Affiliate has made any agreements with any labor union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements. Seller is not aware of any current attempts to organize or establish any labour union or employee association with respect to any SNCR Employees, nor is there any certification of any such union with regard to a bargaining unit. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any SNCR Employees by way of certification, interim certification, voluntary recognition, designation or successors’ rights, or has applied to be certified as a bargaining agent for any SNCR Employees.
(s)Unless otherwise disclosed on Schedule 3.16(r), no SNCR Employee is on short-term or long-term disability benefits or to the Knowledge of Seller in the process of applying for short-term or long-term disability benefits.
(t)Except as disclosed in Section 3.16(t) of the Seller Disclosure Schedule, neither Seller nor any DXP Affiliate has, voluntarily or otherwise, laid off, terminated the employment or engagement of, furloughed or reduced the hours or compensation of any of SNCR Employees in any such case in response to or as a result of the COVID-19 coronavirus pandemic.
(u)Except as otherwise disclosed on Section 3.16(u) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or under any Related Agreement will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of Seller or any DXP Affiliate or with respect to any Employee Benefit Plan; (ii) increase any benefits otherwise payable under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in a non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code)[or violation or contravention of any other Applicable Laws].
Section III.17Taxes.
(a)Each of Seller and each DXP Affiliate has timely filed all Tax Returns that are required to be filed under Applicable Law in any jurisdiction in which they are or have been subject to Tax Related to the Business or with respect to the Acquired Assets or Assumed Liabilities, and such Tax Returns are complete and correct in all material respects. Each of Seller and each DXP Affiliate has paid all Taxes (whether or not shown or required to be shown on any Tax Return and any other Tax filings) Related to the Business or the Acquired Assets or the Assumed Liabilities, that have become due and payable, including, without limitation, Taxes required to be collected by Seller from customers of the Business, or relating to compensation or benefits paid or provided to employees or independent contractors or consultants. Each of Seller and each DXP Affiliate has complied in all material respects with all sales and use Tax and other Laws Related to the Business or related to the Acquired Assets or the Assumed Liabilities.. There are no Liens for Taxes upon any of the Acquired Assets and to Seller’s Knowledge there is no basis for a claim of overdue Taxes from any Governmental Entity or governmental body in any jurisdiction. Neither Seller nor any DXP Affiliate has granted or agreed to any extension or waiver of any statutory limitation period for the audit or assessment of Taxes that is currently in effect Related to the Business or with respect to any assets or transactions of the Business.
(b)Neither Seller nor any DXP Affiliate is the beneficiary of any extension of time within which to file any Tax Return that is currently in effect Related to the Business or with respect to any
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assets or transactions of the Business other than extensions of time to file Tax Returns obtained in the Ordinary Course.
(c)Except as set forth on Section 3.17(b) of the Seller Disclosure Schedule, there are no pending or ongoing Actions by any Tax or other Governmental Entity or authority against Seller or any DXP Affiliate with regard to the Business (or, in relation to Synchronoss Technologies India Private Ltd., any other matter). The Acquired Assets are free from any pending or ongoing actions by any Tax or Governmental Entity. Neither Seller nor any DXP Affiliate has granted any power of attorney with respect to any Tax matter which is in force and neither Seller nor any DXP Affiliate has received from any Tax or other Governmental Entity or authority (including jurisdictions where Seller has or any DXP Affiliate has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review Relating to the Business (or, in relation to Synchronoss Technologies India Private Ltd., any other matter), (ii) written request for information related to Tax matters relating to the Business, or (ii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Seller or other Governmental Entity or authority against Seller Relating to the Business or any DXP Affiliate.
(d)All Taxes that Seller or any DXP Affiliate was obligated to withhold from amounts owing to any employee, creditor, or third party Related to the Business have been paid or accrued and paid over to the appropriate Tax or other Governmental Entity or authority.
(e)Neither the execution and delivery of this Agreement or the other Related Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code, or under any comparable provision of any applicable tax laws of any other jurisdiction, or result in the imposition of an excise Tax on any Person by reason of Section 4999 of the Code, or any comparable provision of any applicable tax law in any other jurisdiction, or result in the imposition of any other Tax on any Person under any other Applicable Law in any jurisdiction. Neither Seller nor any DXP Affiliate is a party to any Contract or arrangement that obligates Seller or any of its Affiliates to reimburse or “gross up” any Person for any Tax.
Section III.18Compliance with Applicable Laws. Each of Seller and each DXP Affiliate is, and has at all times been, in compliance with all material Applicable Laws as they are Related to the Business, or relate to the Acquired Assets or the Assumed Liabilities. Except as set forth on Section 3.18 of the Seller Disclosure Schedule, neither Seller nor any DXP Affiliate has received any notice during the past 24 months from any Governmental Entity that alleges that Seller or any of its Affiliates is not in compliance in any respect with any Applicable Law Related to the Business or in connection with any of the Acquired Assets or any of the Assumed Liabilities.
Section III.19No Brokers. Except as set forth on Section 3.19 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or any of its Representatives.
Section III.20Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in the Schedules attached hereto or in any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
Article IV
Representations and Warranties of Purchaser
Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and as of the Closing Date, as follows:
Section IV.1Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of [Delaware]. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
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Section IV.2Authority; Execution and Delivery; and Enforceability. Purchaser has full power and authority to execute this Agreement and each Related Agreement to which it is or is contemplated to be, a party, and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and such Related Agreements and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed each Related Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and such Related Agreements will, after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.
Section IV.3No Conflicts; Consents.
The execution and delivery by Purchaser of this Agreement and each Related Agreement to which Purchaser is, or is specified to be, a party, does not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, and compliance by Purchaser with the terms hereof and thereof will not, (A) require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity, or (B) conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of Purchaser; (ii) any Contract to which Purchaser is bound or (iii) any Judgment or Law applicable to Purchaser or the properties or assets of Purchaser.
Section IV.4No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.
Article V
Covenants
Section V.1Agreement Not to Compete and Not to Solicit; No Shop.
(a)Seller understands that Purchaser shall be entitled to protect and preserve the going concern value of the Acquired Assets to the extent permitted by applicable law and that Purchaser would not have entered into this Agreement absent the provisions of this Section 5.01. Accordingly, at Closing Sellers will enter into, and will cause the DXP Affiliates, as applicable, to enter into, the Non-Competition Agreement with Purchaser.
(b)Seller agrees that, during the period from the date this Agreement is entered into until the Closing, or termination of this Agreement, Seller will not, nor will it permit any Affiliate, or Representatives of Seller or any Affiliate to:
(i)directly or indirectly, solicit any proposal relating to the acquisition by any other Person of all or any portion of the Acquired Assets; or
(ii)directly or indirectly, engage in any discussions or negotiations with any other Person regarding any such acquisition, or otherwise encourage or facilitate any efforts by any other Person to engage in such an acquisition; or
(iii)sell, transfer or dispose of all or any portion of the Acquired Assets.
(c)Seller agrees to disclose to Purchaser the identity of any Person that contacts Seller, or any Affiliate thereof, with regard to a possible acquisition of all or any portion of the Acquired Assets, and the nature of such contact.
Section V.2Access; Reasonable Best Efforts; Transition.
(a)Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Closing, to all the properties, books, contracts, commitments, Tax returns and records of the Business and the business of its Affiliates Related to the Business, or relating to the Acquired Assets or the Assumed Liabilities, and, during such period shall furnish as soon as commercially practicable to Purchaser any information Related to the Business as
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Purchaser may reasonably request. For greater certainty, to the extent reasonably requested by Purchaser, Seller shall afford to Purchaser and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Closing, to all the books, Contracts, commitments, Tax returns and records of Seller Related to the Business or related to the Acquired Assets or the Assumed Liabilities, and, during such period shall furnish as soon as commercially practicable to Purchaser any information related thereto as Purchaser may reasonably request, to the extent such access, and such information is Related to the Business or the Acquired Assets or the Assumed Liabilities.
(b)At the request of Purchaser, Seller will, and will cause the DXP Affiliates to, execute or cause to be executed such consents, authorizations and directions as may be reasonably necessary to permit any inspection of the Business and the Acquired Assets, or to enable Purchaser or its authorized representatives to obtain full access to all files and records Related to the Business and the Acquired Assets maintained by governmental or other public authorities.
(c)If reasonably requested by Purchaser, Seller will provide Purchaser with a copy of any Relevant Contract, including all modifications and amendments thereto, as Purchaser may reasonably request, but provided that Seller shall be permitted to redact confidential or commercial sensitive portions of such Contract in any copy so provided.
(d)Prior to Closing, Seller will facilitate introductory sessions for Purchaser senior leadership with executives representing the other parties to the Assumed Contracts to allow Purchaser to confirm the representations of Seller with regard to the existing relationships with those parties and so that Seller can provide support and advocacy in favor of this Transaction.
(e)No information provided to or obtained by Purchaser pursuant to this Section 5.02 shall limit or otherwise affect the remedies available hereunder to Purchaser, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
(f)On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.
(g)Seller shall provide transition services to Purchaser for a period to be agreed on by the Parties acting reasonably following the Closing as provided in the Transition Services Agreement executed as of the Closing.
Section V.3Employee Matters.
(a)Purchaser (or one or more Affiliates of Purchaser), with Seller’s consent, will make at-will employment offers in accordance with the provisions herein, effective within 180 days of Closing Date, to no less than ninety percent (90%) of the SNCR Employees listed in Schedule 3.16(a). Those SNCR Employees who accept such offers of employment and proceed to work for Purchaser or an Affiliate of Purchaser thereafter following the Closing are collectively referred to herein as the “Transferred Employees.” In the period between the Closing Date and the date Purchaser offers employment to the Transferred Employees, Purchaser shall be responsible for and shall reimburse Seller for the salaries and benefits costs for such Transferred Employees, with such amounts being due and payable to Seller within ten days of Purchaser offering the Transferred Employees employment. Purchaser shall be liable for any claims arising from or relating to such Transferred Employees, including, but not limited to, any claims for workers compensation, for the period between the Closing Date and the date on which Purchaser offers employment to the Transferred Employees. If Purchaser fails to offer employment to at least ninety percent (90%) of SNCR Employees listed on Schedule 3.16(a), Purchaser shall pay to Seller any and all costs incurred by Seller relating to Purchaser’s failure to retain such SNCR Employees, including but not limited to severance obligations, legal fees and outplacement service costs. Seller agrees that Seller will, and will cause the DXP Affiliates to, cooperate with reasonable wishes of Purchaser regarding provision of notice of termination to any SNCR Employees listed on Schedule 3.16(a) to which Purchaser or an Affiliate of Purchaser does not offer employment to and which Seller determines will be terminated. Seller shall not be responsible for recruiting or hiring to replace any SNCR Employee that voluntarily resigns employment subsequent to the signing of this Agreement and, for and after Closing, subject to the terms of the Transition Services Agreement, shall have no liability to Purchaser for any claim arising out of, relating to or resulting from the resignation of any SNCR Employee. For the
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avoidance of doubt, Seller makes no representation to Purchaser that Purchaser will be operate the Business substantially as it is operated by Seller with less than 100% of the SNCR Employees. Nothing herein shall confer upon any SNCR Employee any right to be employed by Purchaser or any of its Affiliates, or any right of any Transferred Employee to be employed by Purchaser or any Affiliate of Purchaser for any specified period of time following the Closing Date, or in any way limit the right of Purchaser or any of its Affiliates to terminate the employment of any Transferred Employee at any time following the Closing Date for any reason (or no reason).
(b)Seller shall have no responsibility for any severance obligations to any Transferred Employee. For greater certainty, Seller and its Affiliates will remain responsible for all employment related obligations to all SNCR Employees that are not Transferred Employees. In addition, Seller and its Affiliates will be responsible for all compensation of Transferred Employees accrued prior to the time of Closing.
(c)During the one-year period immediately following the Closing Date, Purchaser or an Affiliate of Purchaser shall provide to each Transferred Employee, for so long as the Transferred Employee remains so employed by Purchaser or any Affiliate thereof, at least the same base salary and the same target annual bonus opportunity provided to such Transferred Employee immediately prior to the Closing Date.
(d)Purchaser or an Affiliate of Purchaser shall provide each Transferred Employee who incurs a termination of employment during the two year period immediately following the Closing Date with severance benefits that are no less favorable than the severance benefits to which such Transferred Employee would have been entitled with respect to such termination under the severance policies of the Seller or the applicable Affiliate which employs such Transferred Employee as in effect immediately prior to the Closing Date.
(e)To the extent permitted by Purchaser’s plan language, Purchaser or an Affiliate of Purchaser shall give Transferred Employees full credit for such Transferred Employees’ service with Seller or its Affiliate for purposes of eligibility, vesting, and determination of the level of benefits (including for purposes of severance, but not for purposes of benefit accruals under defined benefit pension plans) under any benefit plans maintained by Purchaser in which a Transferred Employee participates to the same extent recognized by Seller immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. For the two-year period commencing immediately following the Closing Date, Purchaser or an Affiliate of Purchaser shall provide each Transferred Employee with vacation benefits substantially similar to such benefits as are provided by Seller to such Transferred Employee, including by giving full credit in respect of vacation accrual for such Transferred Employee’s years of service to Purchaser.
(f) Purchaser or an Affiliate of Purchaser shall use commercially reasonable efforts to (i) subject to the consent of the applicable insurer, waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan of Purchaser or any of its Affiliates (a “Purchaser Benefit Plan”) that provides health benefits in which Transferred Employees participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing Date under the corresponding Benefit Plan; (ii) subject to the consent of the applicable insurer, honor any deductible, co-payment and out-of-pocket maximums incurred by the Transferred Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Purchaser or any of its Affiliates in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) subject to the consent of the applicable insurer, waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Transferred Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing Date.
(g)No provision of this Agreement shall (i) create any right in any employee of Purchaser or its Affiliates to continued employment by Purchaser or such Affiliate or preclude the ability of Purchaser or any Affiliate of Purchaser to terminate the employment of any employee for any reason; (ii) require Purchaser or any Affiliate of Purchaser to continue any Benefit Plans or Purchaser Benefit Plans, or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any
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SNCR Employee, including any Transferred Employee, any rights or remedies under or by reason of this Agreement; or (iv) be treated as an amendment to any particular employee benefit plan of Purchaser.
(h)No Person (other than the parties to this Agreement), including any current or former employee of Seller shall be a beneficiary with respect to this Section 5.03 or shall be entitled to assert any claim based on any provisions of this Section 5.03 against any party to this Agreement or their Affiliates.
Section V.4Expenses: Transfer Taxes.
(a)All costs and expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.
(b)All Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser of the Acquired Assets and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid 50% by Seller and 50% by Purchaser. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.. For greater certainty, to the extent that Seller may be acquiring, prior to Closing (a “Pre-Closing Acquisition”) , any of the Acquired Assets to be transferred to Purchaser hereunder, from any of the DXP Affiliates or otherwise, any Transfer Taxes applicable to such Pre-Closing Acquisition, and any other transfer or documentary Taxes or filing or recording fees applicable to such Pre-Closing Acquisition, will be the sole responsibility of Seller.
Section V.5Collection of Receivables
(a)From and after the Closing, Purchaser and its Affiliates shall have the right and authority to collect for its or their own account all Receivables that are included in the Acquired Assets and to endorse with the name of Seller, as applicable, any checks or drafts received with respect to any such Receivables. Seller shall, promptly (and, in any event, within ten (10) business days) deliver to Purchaser any cash or other property received directly or indirectly by it with respect to such Receivables, including any amounts payable as interest.
(b)From and after the Closing, Seller shall have the right and authority to collect for its own account all receivables of Seller, other than any such receivables that existed as at the Closing Date that are included in the Acquired Assets, and to endorse with the name of Seller, as applicable, any checks or drafts received with respect to any such receivables. Purchaser shall, and shall cause any Affiliate of Purchaser to, promptly (and, in any event, within ten (10) business days) deliver to Seller any cash or other property received directly or indirectly by it with respect to such receivables, including any amounts payable as interest.
Section V.6Publicity. No party shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, unless disclosure is otherwise required by Applicable Law; provided that, to the extent required by Applicable Law, each party shall use its commercially reasonable efforts, if applicable, consistent with such Applicable Law to consult with the other party with respect to the timing and content thereof.
Section V.7Bulk Transfer Laws. To the extent permitted under Applicable Law, each party hereto hereby waives compliance by the other party with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser, provided, however, the parties understand and agree that (a) any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities; and (b) to the extent that it may not be possible to waive all applicable requirements of such laws, Seller will have the responsibility to obtain any required bulk sales clearance certificate from applicable tax authorities, and will indemnify Purchaser for all losses or liability which Purchaser may incur as a result of any failure to obtain any such clearance certificate that may be required.
Section V.8Confidentiality. Each party (as applicable, the “Subject Party”) hereto shall, and shall cause its Affiliates, employees, officers and directors (“Representatives”) to, keep confidential any and all non-public information relating to the other party; provided, however, that no party shall be liable hereunder with
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respect to any disclosure to the extent such disclosure is determined by such party (with the advice of counsel) to be required by any Applicable Law or Judgment. In the event that a Subject Party or any of its Affiliates or Representatives is required by any Law or Judgment to disclose any such non-public information, the Subject Party shall, (a) to the extent permissible by such Applicable Law or Judgment, provide the other party with prompt written notice of such requirement, (b) disclose only that information that the Subject Party determines (with the advice of counsel) is required by such Law or Judgment to be disclosed and (c) use reasonable efforts to preserve the confidentiality of such non-public information, including by cooperating with the other party, at the other party’s reasonable request and sole cost, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (i) is or becomes available to the public after the Closing other than as a result of a disclosure by the Subject Party or its Affiliates or Representatives in breach of this Section 5.08, (ii) becomes available to the Subject Party or its Affiliates or Representatives after the Closing from a source other than the Subject Party or its Affiliates or Representatives if the source of such information is not known by the Subject Party or its Affiliates or Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party with respect to such information and (iii) is or was independently developed by the Subject Party or its Affiliates or Representatives without use of, or reference to, any such confidential information. Further, notwithstanding the foregoing, a Subject Party may disclose any non-public information described in this Section 5.08 to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with this Agreement and the transactions contemplated hereby.
Section V.9Tax Matters.
(a)Purchaser and Seller will each timely prepare and file such Tax Returns as may be, respectively, required of them in connection with all Transfer Taxes in accordance with the form of the transaction contemplated hereunder or as may otherwise be required by any Taxing Authority with such Transfer Taxes to be paid one-half by Seller and one-half by Purchaser.
(b)Any property or similar ad valorem Taxes attributable to the Acquired Assets or the Business that relate to the operation of the Business in any period prior to the Closing Time will be the responsibility of Seller. Any such Taxes attributable to the Acquired Assets or the Business that relate to the operation of the Business from and after the Closing Time will be the responsibility of Purchaser. For greater certainty, notwithstanding the foregoing, to the extent that Seller may be acquiring, prior to Closing, any of the Acquired Assets to be transferred to Purchaser hereunder, from any of the DXP Affiliates or otherwise, any property or similar ad valorem Taxes attributed to such Pre-Closing Acquisition will be the sole responsibility of Seller.
(c)Seller and Purchaser will cooperate with each another with respect to the payment of any such Taxes and the filings of reports or returns with respect thereto, including, without limitation, by (i) providing each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or any judicial or administrative proceeding relating to Liability for Taxes in connection with the Business or the Acquired Assets, (ii) retaining and providing each other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (iii) informing each other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.
Section V.10Conduct Prior to Closing.
Without in any way limiting any other obligations of Seller hereunder, during the period from the date hereof to the Closing Time:
(a)Seller will conduct, and will cause the DXP Affiliates to conduct, the Business in the Ordinary Course, and Seller will not, and will not permit the DXP Affiliates to, without the prior written consent of Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of Seller contained herein, and provided further that Seller will not, and will not permit the DXP Affiliates to, enter into any new customer Contract or supply or arrangement, or any other material Contract Related to the Business, or make any material decisions or enter into any material Contract with respect to or Related to the Business, without the consent of Purchaser, which consent will not be unreasonably withheld.
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(b)Seller will use its best efforts to obtain all Required Consents, and, if applicable, give or obtain the notices, consents and approvals required under any other material Contract to which Seller, or, if applicable, any DXP Affiliate, is a party to or bound by, for the completion of the transactions contemplated herein.
(c)Seller will use its best efforts to obtain an agreement (a “Purchaser MSA”) between Purchaser and Sequential Technologies International that is the same in all material respects as the Master Services Agreement between Sequential Technologies International and Synchronoss Technologies, Inc. dated September 7, 2017 and SOW 1 thereto.
(d)Seller will use its best efforts, and cause each DXP Affiliate to use, its best efforts, to preserve intact, the Business and the Acquired Assets, and to carry on the Business and the affairs of Seller and the DXP Affiliates as currently conducted, and to promote and preserve for Purchaser the goodwill of customers, suppliers, SNCR Employees and others having business relations with Seller and the DXP Affiliates Related to the Business.
(e)Seller will pay and discharge, and cause the DXP Affiliates to pay and discharge, their liabilities and obligations, including, without limitation, obligations to SNCR Employees, in the Ordinary Course, except those contested in good faith by Seller or DXP Affiliate.
(f)Seller will take, and cause each DXP Affiliate to take, all necessary action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and all Related Agreements, and, if applicable, any other agreements and documents contemplated hereby or thereby, and the completion of the transfer of the Acquired Assets to Purchaser or, if applicable, an Affiliate of Purchaser, and to cause all necessary meetings of directors and shareholders of Seller and the DXP Affiliates to be held, or resolutions signed or consented to in writing, for such purpose.
(g)Seller will promptly notify Purchaser in writing:
(i)regarding any development which has a Material Adverse Effect, individually or in the aggregate;
(ii)if they determine that a state of facts exists which will result in a representation or warranty contained in Article III hereof being untrue as of the Closing Date, or any breach of a condition set out in Section 6.01 or Section 6.02.
Section V.11Other Pre-Closing Transactions. Prior to Closing Seller will provide copies of the following documents for review by Purchaser, and then arrange for filing, as applicable, of such documents in the appropriate governmental registries:
(a)unless otherwise agreed by Purchaser, a signed copy of the release by Goldman Sachs of its security interest over one or more of the patents forming part of the Business Intellectual Property that is recorded in the US Patent and Trademark Office to be filed in replacement of the previously filed unsigned copy of such release;
(b)unless otherwise agreed by Purchaser, a release by Citizens Bank N.A. in a form prepared or approved by Purchaser’s legal counsel, of its security interest over one or more of the patents forming part of the Business Intellectual Property in a form registrable in the US Patent and Trademark Office; and
(c)a copy of the Certificate of Dissolution of SpeechCycle, Inc. together with a ratification/declaration, in a form prepared or approved by Purchaser’s legal counsel, indicating or confirming that SCNR acquired all of the assets of SpeechCycle, Inc. when that corporation dissolved;
Section V.12Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, at such requesting party’s cost and expense and as such requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller, executing and delivering to Purchaser such
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assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.
Article VI
Conditions Precedent
Section VI.1Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase the Acquired Assets and assume the Assumed Liabilities and the obligation of Seller to sell the Acquired Assets to Purchaser is subject to the satisfaction or waiver at or prior to Closing of the condition that:
(a) there is not in effect any Applicable Law or Judgment enacted, entered, promulgated, enforced or issued by any Governmental Entity, or any legal or regulatory action or proceeding will be pending by any Person, or other legal restraint or prohibition, preventing, or seeking to enjoin, restrict or prohibit, the consummation of the Acquisition;
(b)The Schedules hereto, including the Disclosure Schedules, shall be completed and finalized in a form acceptable to the parties acting reasonably; and
(c) there will be no impediment, prohibition or restriction existing, and no offence would occur or result at the time of Closing, under any Applicable Laws to which the transactions contemplated hereby would be subject, to the consummation of the transactions contemplated hereby.
Section VI.2Conditions to Obligation of Purchaser. The obligations of Purchaser to purchase the Acquired Assets and assume the Assumed Liabilities are additionally subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. The representations and warranties of Seller made in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.
(b)Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.
(c)Absence of Proceedings. There shall not be pending or threatened any Action (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or any Related Agreement or seeking to obtain from Purchaser or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Purchaser and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its Affiliates of any material portion of the business or assets of Purchaser (including the Business), or any of its Affiliates , or to compel Purchaser, or any of its Affiliates to dispose of or hold separate any material portion of the business or assets of Purchaser (including the Business), or any of its Affiliates, or Seller or any of its Affiliates , in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement or any Related Agreement, (iii) seeking to impose limitations on ability of Purchaser or its Affiliates to acquire or hold, or exercise full rights of ownership of, the Acquired Assets or (iv) seeking to prohibit Purchaser or any of its Affiliates from effectively controlling in any material respect the Business.
(d)Consents and Notices. Seller shall have received the Required Consents set forth on Schedule 6.02(d) (the “Required Consents”), in form and substance satisfactory to Purchaser, acting reasonably, and Seller will have given any notices required under any Contract or Permits Related to the Business in connection with the completion of the transactions contemplated herein or in the Related Agreements.
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(e)Assigned Contracts. As of the Closing Date, none of Seller, nor any Affiliate of Seller has received any notice of the intention of any party to terminate any Assigned Contract, or not renew any Assigned Contract in accordance with its terms, or past practice in relation to the applicable Contract. None of the customers under any of the Assigned Contracts which are customer Contracts will have indicated that it will stop, or decrease the rate of, purchasing products or services from Seller or any DXP Affiliate. Neither Seller nor any DXP Affiliate will have received notice that any such customer will substantially reduce its purchase of products or services, and no such customer has notified Seller or any DXP Affiliate of its intention to change its relationship or the terms on which it conducts business Related to the Business, whether as a result of the transactions contemplated by this Agreement or otherwise. Neither Seller nor any DXP Affiliate has received notice that any such material supplier or vendor will substantially reduce its supply of products or services, and no such supplier or vendor has notified Seller or any DXP Affiliate of its intention to change its relationship or the terms on which it conducts business Related to the Business, whether as a result of the transactions contemplated by this Agreement or otherwise.
(f)Other Deliveries. Seller shall have executed, or cause to have been executed, and delivered to Purchaser, the documents and agreements contemplated by Section 2.02(a).
(g)Material Adverse Change. No Material Adverse Change shall have occurred.
(h)Financing. Purchaser shall have completed a financing for cash proceeds in an amount necessary to finance the transactions contemplated by this Agreement, on terms and conditions satisfactory to Purchaser.
(i)Meetings With Customers. Purchaser, acting reasonably, is satisfied, as a result of meetings between Purchaser and the customers under the Assigned Contracts, or otherwise, that the information provided by Seller to Purchaser, prior to the execution of this Agreement, regarding the status of the Assigned Contracts, and Seller’s representations of the commitments and intentions of such customers to continue to purchase goods or services under such Contracts is accurate in all material respects, and that none of the customers intends to change its relationship or the terms on which it conducts business Related to the Business, or materially change its commitments or intentions regarding purchase of products or services under such Contract .
(j)Confirmation of Business Intellectual Property. Purchaser, acting reasonably, has confirmed that it is satisfied that the Business Intellectual Property, as defined and specified in the Agreement and in the Schedules hereto, represents all of the Intellectual Property that Purchaser understands to be part of the Business and assets being acquired (excluding the vendor contracts which are Excluded Intellectual Property, rights in respect of certain of which are to be provided to Purchaser and its Affiliates under the Transition Services Agreement.
(k)Purchaser MSA. The Purchaser MSA has been entered into between the applicable parties as contemplated in Section V.10(c).
(l)Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement or instrumental thereto, and all legal matters relating to the purchase of the Acquired Assets contemplated herein will have been approved as to form and legality by Purchaser, acting reasonably.
Section VI.3Conditions to Obligation of Seller. The obligation of Seller to sell, assign, convey and deliver the Acquired Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. The representations and warranties of Purchaser made in this Agreement qualified as to materiality shall be true and correct in all respects, and the representations and warranties that are not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date, as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.
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(b)Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.
(c)Deliveries. Purchaser shall have delivered to Seller the documents and agreements contemplated by Section 2.02(b).
Section VI.4Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its best efforts to cause the Closing to occur, as required by Section 5.02(b).
Section VI.5Waiver of Conditions. Purchaser, in the case of a condition set out in Section 6.02, and Seller, in the case of a condition set out in Section 6.03, will have the exclusive right to waive the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of their rights in the event of non-performance of or non-compliance with any other condition in whole or in part.
Article VII
Indemnification
Section VII.1Indemnification by Seller. From and after the Closing, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a “Purchaser Indemnified Party”) against, and hold them harmless from, any and all losses, liabilities, claims, judgments, damages, interest, fines, penalties, assessments, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third Party Claim, but excluding any punitive or exemplary damages (except to the extent payable in connection with any Third Party Claim) (individually, a “Loss” and, collectively, “Losses”), as incurred (payable promptly upon written request), to the extent arising out of or resulting from:
(a)any breach of any representation or warranty of Seller contained in this Agreement or or in any agreement, certificate or other document delivered in connection herewith;
(b)any breach of any covenant of Seller contained in this Agreement; or
(c)any claim asserted by a third party that, if successful, would constitute a breach of a representation or warranty of Seller contained in this Agreement, or in any certificate delivered in connection herewith;
(d)the portion of any Taxes allocated to Seller pursuant to Section 5.04(b) or 5.09(a);
(e)any vendor or licensor under any Open Source Code obligating Purchaser, in order to continue to use any Open Source Code owned by such vendor or licensor in materially the same manner as Seller’s use of any Open Source Code before Closing, to upgrade the Open Source Code being used in the conduct of the Business as at the Closing Date to a proprietary or royalty-based license, on the basis that the use of the Open Source Code in the Business prior to the Closing was in contravention or breach of the requirements or restrictions for use of the Open Source Code being used in the Business as at the Closing Date, (excluding, for greater certainty, any determination that may be made by Purchaser after Closing to upgrade any Open Source Code to a proprietary or royalty-based license which is not mandated by the vendor or licensor of any Open Source Code being used in the conduct of the Business as at the Closing Date in order for the Purchaser to continue to use such Open Source Code in materially the same manner as Seller’s use of any Open Source Code before Closing, and
(f)any Excluded Liability and Excluded Assets.1

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Section VII.2Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each, a “Seller Indemnified Party”) against, and hold them harmless from, any and all Losses, as incurred (payable promptly upon written request), to the extent arising out of or resulting from:
(a)any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered in connection herewith;
(b)any breach of any covenant of Purchaser contained in this Agreement; or
(c)any claim asserted by a third party that, if successful, would constitute a breach of a representation or warranty of Purchaser contained in this Agreement, or in any certificate delivered in connection herewith;
(d)Any Claim based upon, resulting from or arising out of breach of TUPE Regulations and any severance payments based upon, resulting from or arising out of a failure to provide terms and conditions of employment to SNCR Employees as favorable as those provided by Seller, which results in such SNCR Employee being terminated by Seller without cause.
(e)the portion of any Taxes allocated to Purchaser pursuant to Section 5.09(b) or 5.09(a); and
(f)any Assumed Liability.
Section VII.3Limitations; Recovery.
(a)The amount of any Losses incurred by an Indemnified Party that are subject to indemnification under this Article VII shall be calculated net of the amount of any insurance proceeds actually received by such Indemnified Party in connection with such Losses, net of any expenses incurred in connection with such recovery, including increased premiums, reasonable legal costs and other reasonable costs and expenses (it being understood and agreed that no Indemnified Party shall be obligated to seek any recoveries from any third parties in respect of any Losses subject to indemnification hereunder, including recoveries under insurance policies).
(b)For purposes of calculating Losses hereunder only (and not for purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements), any materiality qualifications in the representations, warranties, covenants and agreements shall be disregarded.
(c)Notwithstanding the foregoing, except with respect to liability under Section I.6(e), the Seller will not have any liability under clause 7.01(a) above unless the aggregate of all Losses relating thereto for which the Seller would, but for this clause 7.03(c), be liable exceeds on a cumulative basis an amount equal to $111,000.00 (the “Basket”) whereupon the Seller shall be liable for all such Losses in excess of such Basket amount, subject to the limitations herein.
(d)The remedies provided in this section 7.03 shall be the sole and exclusive remedies of the Indemnified Parties with respect to Losses under this Agreement, whether such Losses be in contract, tort or otherwise. Except as otherwise set forth in this Agreement and except for claims in respect of Taxes, or fraud, the total aggregate liability of Seller under this Agreement shall not exceed the Purchase Price. EXCEPT TO THE EXTENT SUCH DAMAGES MAY BE PAYABLE IN CONNECTION WITH ANY THIRD PARTY CLAIM, BUT, FOR GREATER CERTAINTY, SUBJECT TO THE PRECEEDING SENTENCE,IN NO EVENT SHALL SELLER BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES UNDER THIS AGREEMENT, EVEN IF SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
(e)Purchaser may set off amounts payable by Seller to Purchaser under this Article VII against amounts payable by Purchaser to Seller under Section 2.4.
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Section VII.4Termination of Indemnification. The obligations to indemnify and hold harmless any party shall survive for the period provided under the applicable statute of limitations; provided, however, that (a) subject to clause (b), the limitation period for claims brought by Purchaser under Section III.9(j), in circumstances where, to Seller’s knowledge, the operation of the Business as currently conducted, including the design, development, marketing, sale and provision of the products, software, and services of Seller and its Affiliates has not and does not infringe or misappropriate the Intellectual Property of any person, or violate the rights of any person (including rights to privacy or publicity)., the limitation period will be 18 months, and (b) for purposes of claims brought by Purchaser regarding fraud, willful misconduct or intentional misrepresentation, or breach of any of the Fundamental Representations, the representations and warranties of Seller shall survive in perpetuity; provided, further, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 7.05 to the party to be providing the indemnification.
Section VII.5Procedures.
(a)Defense of Third Party Claims.  In the event that a Person entitled to indemnification hereunder (an “Indemnitee”) receives notice of the assertion of any claim or the commencement of any claim or similar proceeding by a third party in respect of which indemnity may be sought under the provisions of this Article VII (a “Third Party Claim”), the Indemnitee shall promptly notify the party required to indemnify the Indemnitee in respect of such Third Party Claim (the “Indemnitor”) in writing of such Third Party Claim (such notice, a “Notice of Claim”). The failure by any Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor from any liability that it may have to such Indemnitee under Section 7.01, except to the extent that the Indemnitor demonstrates that it has been prejudiced by such failure, and the Indemnitor’s ability to protect its interest is materially impaired. The Notice of Claim shall describe the Third Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee.
(b)Other Claims. In the event any Indemnitee should have a claim against any Indemnitor under Section 7.01 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnitee, the Indemnitee shall deliver notice of such claim with reasonable promptness to the Indemnitor. The failure by any Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor from any liability that it may have to such Indemnitee under Section 7.01, except to the extent that the Indemnitor demonstrates that it has been prejudiced by such failure. If the Indemnitor does not notify the Indemnitee within ten (10) calendar days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee under Section 7.01, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under Section 7.01. If the Indemnitor has timely disputed its liability with respect to such claim, as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.
(c)Adjustment to Purchase Price. For all federal, state, local and foreign income tax purposes, all indemnification, purchase price adjustments and other payments made pursuant to this Agreement will be treated as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.
Section VII.6No Prejudice. The representations, warranties, covenants and obligations of Purchaser and Seller, and the rights and remedies that may be exercised by the Indemnitees based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by an Indemnitee with respect to, or any knowledge acquired (or capable of being acquired) by an Indemnitee at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no indemnified party shall be required to show that it relied on any (and each indemnified party shall be deemed to have relied on each) such representation, warranty, covenant or obligation of Seller in order to be entitled to indemnification pursuant to this Article VII. The waiver by a party of any of the conditions set forth in Article VI will not affect or limit the provisions of this Article VII.
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Article VIII
Termination, Amendment and Waiver
Section VIII.1Termination.
(a)Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(i)by mutual written consent of Seller and Purchaser;
(ii)by Seller, upon written notice to Purchaser, if (a) there has been a material breach by Purchaser of any of its representations, warranties or covenants under this Agreement such that any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment and (b) Seller provides Purchaser with written notice thereof; provided, however, that Seller may not terminate this Agreement under this Section 8.01(a)(ii)) if such breach is curable by Purchaser and has been cured in all material respects within ten (10) days of the date Purchaser receives written notice of such breach from Seller;
(iii)by Purchaser, upon written notice to Seller, if (a) there has been a material breach by Seller of any of its representations, warranties or covenants under this Agreement such that any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment and (b) Purchaser provides Seller with written notice thereof; provided, however, Purchaser may not terminate this Agreement under this Section 8.01(a)(iii)) if such breach is curable by Seller and has been cured in all material respects within ten (10) days of the date Seller receives written notice of such breach from Purchaser; or
(iv)by Seller or Purchaser, if the Closing does not occur on or prior to April 30, 2022;
provided, however, that, in the case of clauses (ii), (iii) and (iv), the party seeking termination is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(b)In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
(i)Purchaser shall return, all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller, or destroy all copies of such documents and material received by Purchaser, and provide confirmation to seller of such destruction; and
(ii)all confidential information received or otherwise known by Purchaser with respect to the businesses of Seller, including the Business, shall be treated in accordance with Section 5.08, which shall remain in full force and effect notwithstanding the termination of this Agreement;
(iii)all confidential information received or otherwise known by Seller with respect to the businesses of Purchaser and its Affiliates , shall be treated in accordance with Section 5.08, which shall remain in full force and effect notwithstanding the termination of this Agreement; and
Section VIII.2Termination.
(a)If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, all further obligations of the parties under this Agreement will terminate, except that the obligations of the parties under Sections 5.06 and 5.08 will survive such termination.
(b)Notwithstanding Section 8.02(a)), if this Agreement is terminated by a party because of an intentional breach of a representation or warranty, covenant, obligation or other provision of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations
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under this Agreement is not satisfied as a result of the other party’s intentional failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.
Article IX
Definitions; Interpretation
Section I.1Definitions. For purposes of this Agreement, the following terms have the meanings set forth or referenced below:
“Action” means any claim, action, cause of action, suit, demand, inquiry, proceeding, audit or investigation by or before any Governmental Entity, or any arbitration, mediation or similar proceeding.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, including, in the case of Seller, Synchronoss Technologies India Private Limited, Synchronoss Technologies Data Centre Limited.

“Applicable Law” means, with respect to any Person, any Law existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.
“Assigned Contracts” means the Contracts listed under the heading “Assigned Contracts” on Schedule 1.02(a).
“Benefit Plan” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) employment agreement, offer letter or similar arrangement and (iii) bonus, commission, fee sharing, deferred compensation, incentive compensation, performance compensation, stock purchase, stock bonus, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock, savings, profit sharing, severance, retention, stay-bonus, change in control, termination pay, health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, paid-time off, holiday pay, fringe benefit, reimbursement, life insurance, disability or other insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, which any current or former employee, consultant or director of the Business participated or participates in or was or is covered under, or was or is otherwise a party, and with respect to which Seller or any of its Affiliates is or ever was a sponsor or participating employer, or had or has an obligation to make contributions, or was or is otherwise a party.
“Business” means, collectively, Seller’s DXP and activation business.
“Business Intellectual Property” means:
(a)all rights in and title to the trade names, trademarks and service marks “Digital Experience Platform”, and “DXP”” and all rights to use “Digital Experience Platform” and “DXP” as or as part of its corporate or trade name;
(b)the patents and the patent application set forth in Schedule 1.02(a);
(c)all right, title and interest of Seller in and to all computer software, including all source codes, object codes and related documentation , Related to the Business;
(d)any other Intellectual Property rights and all applications therefore, if any, both domestic and foreign, in each case, whether or not registered, of Seller (whether or not used by them) which is Related to the Business or required for the operation and conduct of the Business as currently conducted;
(e)the goodwill connected with or symbolized by the foregoing;
(f)all claims and causes of actions associated with any of the foregoing, including the right to sue and retain damages for past infringement of any of the foregoing;
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(g)the software and source code set forth on Schedule 1.02(a), including all related documentation; and
(h)the domain names set forth on Schedule 1.02(a);
including the Intellectual Property described under the heading “Intellectual Property” on Schedule 1.02(a), but excluding the Excluded Intellectual Property.
“Code” means the U.S. Internal Revenue Code of 1986, as amended;
“Consent” means, with respect to any Person, any consent, approval, license, permit, order or authorization of the referenced Person.
“Contract” means any contract, agreement, instrument, lease, license, warranty, note, bond, mortgage, indenture, whether or not in writing, in each case as amended and supplemented from time to time.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means the escrow company agreed to by Seller and Purchaser, acting reasonably, prior to the Close Date;
“Escrow Agreement” means an Escrow Agreement to be entered into between Seller, Purchaser and the Escrow Agent, in a form to be agreed upon by Seller, Purchaser and the Escrow Agent prior to Closing;
“Excluded Intellectual Property” means the Relevant Software (which for the purposes of this definition shall not include the open source software identified in Schedule 1.02(a)(i)) and other Intellectual Property which is described under the heading “Excluded Retained Intellectual Property” in Schedule 3.09(b), and, for greater certainty, all other Intellectual Property owned by Seller that is not included in the definition of Business Intellectual Property, ignoring the reference in that definition to the Excluded Intellectual Property.
“Fundamental Representations” means the representations and warranties set out in Sections 3.03 and 3.07 of this Agreement.
“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.
“Indebtedness” means all: (i) indebtedness for borrowed money, whether short-term or long-term, including any related prepayment fees or expenses (including overdraft facilities); (ii) obligations for the deferred purchase price of property or services (including any earn-out or other deferred purchase price liabilities); (iii) obligations evidenced by any note, bond, debenture or other debt security; (iv) indebtedness arising under capital leases, conditional sales contracts and other similar title retention instruments; (v) obligations in respect of letters of credit and bankers’ acceptances; (vi) obligations in respect of any financial hedging or derivatives arrangements or similar agreements; (vii) obligations in respect of accrued or declared and unpaid dividends or other distributions; (vii) guarantees, fees, interest, penalties and expenses in respect of the foregoing; and (viii) other debts, liabilities and obligations to the extent required by generally accepted accounting principles to be treated as long-term liabilities, but not including indebtedness arising under any operating lease, whether or not such indebtedness may be required by generally accepted accounting principles to be treated as a long term liability.
“Intellectual Property” means all of the following and all rights therein, arising out of or associated therewith, throughout the world: (a) United States, international and foreign patents, industrial design registrations and utility models, applications for any of the foregoing and any patentable subject matter, whether or not the subject of any application, and including all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) United States, international and foreign trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines and other designators of origin (all whether registered or not), all applications and
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registrations for any of the foregoing, and all renewals and extensions thereof and all goodwill associated with any of the foregoing (“Trademarks”); (c) Internet domain names, social media accounts and handles and websites; (d) copyrightable works of authorship (including Software), mask works, Databases, design rights, copyright applications and registrations therefor and all rights corresponding thereto throughout the world, and all moral and economic rights of authors and inventors, however denominated, throughout the world; (e) computer programs, applications, tools, development kits, firmware, compilers, algorithms, libraries and other computer software and databases, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable code or other form, all descriptions, flow-charts, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture and other work product used to design, plan, organize and develop any of the foregoing, and all other documentation relating thereto and all media and other tangible property necessary for the delivery or transfer thereof (“Software”); (f) databases or other collections of data (excluding publicly available data and databases) and all rights therein throughout the world (“Databases”); (g) inventions (whether or not patentable), invention disclosures, improvements, Trade Secrets and other proprietary information, know-how, proprietary information, technology, developments, improvements, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, specifications, reports, analyses, data analytics, supplier lists, pricing and cost information and business and marketing plans and proposals, technical data and customer lists, tangible or intangible proprietary information and all documents relating to any of the foregoing; and (i) all other material intellectual and industrial property rights of every kind and nature and however designated, whether registered or unregistered, and all applications and registrations therefor throughout the world and all renewals and extensions thereof.
“Knowledge” or any similar phrase means, with respect to Seller, to any fact or matter, the actual knowledge, after reasonable inquiry, of the Chief Executive Officer, Chief Financial Officer, Chief Commercial Officer, Chief Technology Officer and Chief Legal Officer of Seller.
“Law” means any statute, law (including common law), ordinance, rule or regulation of any Governmental Entity.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.
“Lien” means any mortgage, lien, security interest, charge, easement, lease, sublease, covenant, right of way, option, claim, restriction or encumbrance of any kind.
“Material Adverse Change” means any fact, circumstance, event, thing, term, right, obligation or other matter, or change, effect, event, occurrence or change in state of facts, which, individually or in combination with one or more other related facts, circumstances, events, things, terms, rights, obligations or other matters, or any other change, effect, event, occurrence or change in state of facts, is, or would reasonably be expected to be, material and adverse to the business, operations, assets, or liabilities, financial condition, results of operations or prospects of Seller, or the Business, or the Acquired Assets or the Assumed Liabilities or which will prevent or materially delay the completion of the transactions contemplated by this Agreement, or which will otherwise prevent Seller from performing their obligations under this Agreement in any material respect, other than any change, effect, event, occurrence or change in state of facts relating to (i) worldwide, national or local conditions or circumstances, whether they are economic, political, regulatory, or otherwise, including war, armed hostilities, acts of terrorism, emergencies, crises and natural disasters, not specifically relating to Seller or its Affiliates or the Business and except to the extent the Business or Acquired Assets or Assumed Liabilities are materially disproportionately affected by the foregoing; (ii) the industry in which Seller and its Affiliates operate in general, and not specifically relating to Seller or its Affiliates or the Business or the Acquired Assets or the Assumed Liabilities and except to the extent the Business or Acquired Assets or Assumed Liabilities are materially disproportionately affected by the foregoing; (iii) any change in Applicable Laws; (iv) any change in generally accepted accounting principles applicable to Seller and its Affiliates; or (v) the announcement or pendency of the transactions contemplated by this Agreement.
“Ordinary Course” means any transaction which constitutes an ordinary, day-to-day business activity conducted in a commercially reasonable and business-like manner, consistent with past practices,
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having no unusual or special features, and being such as a corporation or other Person of similar nature and size engaged in a similar business might reasonably be expected to carry out from time to time.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Receivables” means those amounts due and owing to a party, including, as pertains to Seller all amounts for goods and services earned under the Assigned Contracts prior to the Closing, whether or not invoiced to the Customer prior to Closing, all receivable amounts relating to revenue recognized through the Closing, whether or not billed or billable, unbilled receivables, and contract assets.
“Records” means all records of the Seller, and the other members of the Seller Group, of or Related to the Business, other than records prepared in connection with the sale of the Acquired Assets to Purchaser.
“Related to the Business” means used in the conduct of the Business, or arising in relation to the Business.
“SNCR Employee” means each individual employed by Seller or its Affiliates on a full or part time basis who is principally or primarily engaged in the Business and listed on Schedule 3.13(a) under the heading “SNCR Employees”.
“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means any written or electronic return, certificate, declaration, notice, report, statement, election, information statement and document related to Taxes, amendments thereof, and schedules and attachments thereto.
“Tax(es)” means (i) all direct and indirect statutory, governmental, federal, provincial, state, local, municipal, foreign and other net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, margins, transfer, franchise, profits, license, payroll, lease, service, service use, withholding, payroll, employment, social security, employee-related social charges or contributions, excise, severance, stamp, occupation, premium, property, unclaimed property, escheat, windfall profits, customs, duties or other taxes, contributions, rates, levies, fees, assessments or charges of any kind whatsoever, whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (ii) any Liability for payment of amounts described in clause (i) whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or being a party to any agreement or arrangement whereby liability of the Seller for payment of such amounts was determined or taken into account with reference to the liability of any other Person, or otherwise through operation of Law, and (iii) any Liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement (whether written or oral) or any other express or implied agreement to indemnify any other Person.
“Trade Secrets” means, collectively, all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, methods, processes, data, process technology, formulas, plans, drawings and blue prints.
“Transfer Taxes” means any transfer, documentary, sales, use, registration, value added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Acquisition and the other transactions contemplated hereby and thereby.
“TUPE Employee” means individuals who automatically transfer to Purchaser under TUPE Regulations.
Section I.1Interpretation. The following rules of interpretation shall apply to this Agreement:
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(a)The headings contained in this Agreement, in any Exhibit, disclosure schedule or any other Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b)All Exhibits and Schedules (including the disclosure schedules) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
(c)Any capitalized terms used, but not otherwise defined, in the disclosure schedules or any other Schedule or Exhibit shall have the meanings given to such terms in this Agreement.
(d)When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement or the disclosure schedules unless otherwise indicated.
(e)The word “including” and words of similar import shall be deemed to be followed by the words “without limitation”.
(f)Any reference to any particular Law will be interpreted to include any amendment or successor thereto or revision thereof unless otherwise expressly provided herein.
Article X
General Provisions
Section X.1Assignment. This Agreement and the rights and obligations hereunder shall not be assignable by Purchaser or Seller without the prior written consent of the other party.
Section X.2No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
Section X.3Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth in the first paragraph hereof, as the case may be, or to such email address, or address as subsequently modified by written notice given in accordance with this paragraph.
Section X.4Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section X.5Entire Agreement. This Agreement and the Related Agreements, along with the disclosure schedules and the other Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Agreements.
Section X.6Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or
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unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.
Section X.7Consent to Jurisdiction. Except in connection with Arbitration of a Dispute in accordance with Section 10.09, each of Purchaser and Seller irrevocably submits to the jurisdiction of the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Agreement or any transaction contemplated hereby or thereby. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Agreement or the transactions contemplated hereby and thereby in the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The substantially prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
Section X.8Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles.
Section X.9Dispute Resolution. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware or United States District Court for the District of Delaware in connection with any dispute arising out of or related to this Agreement. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE RELATED AGREEMENTS, OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
Section X.10Specific Performance and Other Remedies.
(a)The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.
(b)Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
Section X.10Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

[Signature page follows]
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IN WITNESS WHEREOF, the parties below have duly executed this Agreement as of the date first written above.
SELLER:
Synchronoss Technologies, INC.
By:
Name:    Jeff Miller
Title:    Chief Executive Officer
PURCHASER:
iQmetrix Global Ltd.
By:
Name:
Title:

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